SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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The Andersons, Inc.
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THE ANDERSONS, INC.
480 West Dussel Drive
Maumee, Ohio 43537
March 15, 2011
Dear Shareholder:
     You are cordially invited to attend the Annual Meeting of shareholders that will be held on Friday, May 6, 2011 at 8:00 a.m., local time, at The Andersons’ Headquarters Building, 480 West Dussel Drive, Maumee, Ohio 43537.
     This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the meeting agenda, and how to vote your proxy and procedures for the meeting. It also describes how the board operates and gives you information about our director candidates. A form of proxy card and our 2010 annual report to shareholders are also included with this booklet.
     It is important that your shares are represented and voted at the Annual Meeting, regardless of the size of your holdings. I urge you to vote your proxy as soon as possible so that your shares may be represented at the meeting. If you attend the Annual Meeting, you may revoke your proxy in writing and vote your shares in person, if you wish.
     I look forward to seeing you on May 6th.

Sincerely,
/s/ Michael J. Anderson
Michael J. Anderson Chairman, Board of Directors and Chief Executive Officer

THE ANDERSONS, INC.
480 West Dussel Drive
Maumee, Ohio 43537
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	May 6, 2011
Time:	8:00 A.M., Local Time
Place:	The Andersons’ Headquarters Building 480 West Dussel Drive Maumee, Ohio 43537
Matters to be voted upon:
1.	The election of nine directors identified as nominees herein to hold office for a one-year term.

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

3.	To approve, an advisory vote on executive compensation.

4.	To recommend, the frequency of advisory votes on executive compensation.

5.	Any other matters that may properly come before the Annual Meeting and any adjournments or postponements thereof.
Holders of record of The Andersons, Inc. Common Shares as of the close of business on March 9, 2011 will be entitled to vote at the Annual Meeting.

By order of the Board of Directors
Maumee, Ohio
March 15, 2011	/s/ Naran U. Burchinow
Naran U. Burchinow
Secretary

Your vote is important. Whether or not you plan to attend the Annual Meeting in person and regardless of the number of shares you own, please vote your shares by proxy, either by mailing the enclosed proxy card or, by telephone or via the Internet. If you attend the Annual Meeting, you may revoke your proxy in writing and vote your shares in person, if you wish.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 6, 2011
The Proxy Statement and Annual Report to Shareholders with Form 10K is available at www.proxyvote.com.

THE ANDERSONS, INC.
480 West Dussel Drive
Maumee, Ohio 43537
PROXY STATEMENT

Annual Meeting of Shareholders
May 6, 2011
Introduction
     The Board of Directors is soliciting your proxy to encourage your participation in the voting at the Annual Meeting and to obtain your support on each of the proposals described in this proxy statement. You are invited to attend the Annual Meeting and vote your shares directly. However, even if you do not attend, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf. This proxy statement is intended to be first mailed or otherwise delivered to shareholders on March 21, 2011.
This Proxy Solicitation
     Included in this package are, among other things, the proxy card and this proxy statement. The proxy card and the identification number on it are the means by which you authorize another person to vote your shares in accordance with your instructions.
     This proxy statement provides you with information about the proposals and about The Andersons, Inc. (the “Company”) that you may find useful in deciding how to vote with respect to each of the proposals. After this introduction, you will find the following eight sections:
•	Voting

•	Proposals

•	Board of Directors

•	Appointment of Independent Registered Public Accounting Firm

•	Advisory Vote on Executive Compensation

•	Advisory Vote on the Frequency of Executive Compensation Advisory Vote

•	Share Ownership

•	Executive Compensation

•	Other Information
The Annual Meeting; Quorum
     The Annual Meeting will be held on Friday, May 6, 2011 at 8:00 a.m., local time, at The Andersons’ Headquarters Building in Maumee, Ohio.
     The Company’s Code of Regulations requires that a majority of our Common Shares be represented at the Annual Meeting, either in person or by proxy, in order to transact business.

     Abstentions and broker non-votes will be treated as present for purposes of determining whether a majority of our Common Shares is represented at the meeting, and will therefore affect whether a quorum has been achieved. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.
     There were no shareholder proposals submitted for the 2011 Annual Meeting.
Common Shares Outstanding
     The record date for determining holder of the Company’s Common shares entitled to vote at the Annual Meeting is March 9, 2011. As of the record date, the Company had 18,514,115 Common Shares issued and outstanding.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 6, 2011
     The proxy statement and Annual Report to Shareholders with Form 10K is available at www.proxyvote.com.
Voting
     You are entitled to one vote at the Annual Meeting for each of the Company’s Common Shares that you owned of record as of the close of business on the record date for the Annual Meeting. There is no right to cumulative voting as to any matter, including the election of directors.
How to Vote Your Shares
     You may vote your shares at the Annual Meeting by proxy or in person. Even if you plan to attend the meeting, we urge you to complete and submit your proxy in advance to ensure your vote is represented. If your shares are recorded in your name, you may cast your vote in one of the following ways:
•	Vote by telephone: If you received a proxy card, you can vote by phone at any time by calling the toll-free number (for residents of the U.S.) listed on your proxy card. To vote, enter the control number listed on your proxy card and follow the simple recorded instructions. If you vote by phone, you do not need to return your proxy card.

•	Vote by mail: If you received a proxy card and choose to vote by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

•	Vote via the Internet: You can vote by internet at any time by visiting the website listed on your proxy card, notice document or email that you received. Follow the simple instructions and be prepared to enter the code listed on the proxy card, notice document or email that you received. If you vote via the Internet, you do not need to return your proxy card.

•	Vote in person at the Annual Meeting.

     Shareholders who hold their shares beneficially in street name through a nominee (such as a bank or a broker) may be able to vote by telephone or the Internet, as well as by mail. You should follow the instructions you receive from your nominee to vote these shares. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker or nominee that holds your shares, giving you the right to vote the shares at the meeting.
     When you vote by proxy, the shares you hold will be voted in accordance with your instructions. Your proxy vote will direct the designated persons (known as “proxies” or proxy holders) to vote your shares at the Annual Meeting in accordance with your instructions. The Board has designated Matthew C. Anderson, Naran U. Burchinow and Tamara S. Sparks to serve as the proxies for the Annual Meeting.
How to Revoke Your Proxy
     You may revoke your proxy at any time before it is exercised by any of the following means:
•	Notifying Naran U. Burchinow, our Corporate Secretary, in writing prior to the Annual Meeting;

•	Submitting a later dated proxy card, telephone vote or internet vote; or;

•	Attending the Annual Meeting and revoking your proxy in writing.
     If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.
     Your attendance at the Annual Meeting will not, by itself, revoke a proxy.
Voting at the Annual Meeting
     Your shares will be voted at the meeting as directed by the instructions on your proxy card if: (1) you are entitled to vote, (2) your proxy was properly executed, (3) we received your proxy prior to the Annual Meeting and (4) you did not validly revoke your proxy prior to the meeting.
The Board’s Recommendations
     If you send a properly executed proxy without specific voting instructions, the designated proxies will vote your shares
•	for the election of the nominated directors,

•	for the ratification of the independent registered public accounting firm,

•	for the approval of the advisory resolution on executive compensation, and

•	for a frequency of every year on the advisory resolution on executive compensation.
Votes Required to Approve Each Item
     The Company’s Code of Regulations states that the nominees for director receiving the greatest number of votes shall be elected. Therefore, abstentions and broker non-votes will not count as a vote for or against the election of directors and, therefore, will not have an effect on the election of directors.
     The ratification of the independent registered public accounting firm requires an affirmative vote of the holders of a majority of the Common Shares present, in person or by proxy, and entitled to vote. An abstention will count as a vote against this proposal. A proposal to ratify the selection of auditors is considered a routine matter that brokers may vote on without instruction from beneficial owners. As a result, a broker non-vote cannot occur with respect to this proposal.

     The advisory vote on executive compensation requires an affirmative vote of the holders of a majority of the Common Shares present, in person or by proxy, and entitled to vote to be considered approved. An abstention will count as a vote against this proposal; however, broker non-votes will not count as a vote for or against this proposal.
     With respect to the advisory vote on the frequency of future advisory votes on executive compensation, the Company will present the votes cast for each of the four alternatives (including abstention). The option receiving the affirmative vote of the holders of a majority of the Common Shares present, in person or by proxy, and entitled to vote will be considered approved.
Householding
     The Company has adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, multiple shareholders who share the same last name and address will receive only one copy of the annual proxy materials. If the household received a printed set of proxy materials by mail, each shareholder will receive his or her own proxy card or voting instruction card by mail. We have undertaken householding to reduce our printing costs and postage fees. Shareholders may elect to receive individual copies of the proxy materials at the same address by contacting Investor Relations in writing at 480 West Dussel Drive, Maumee, Ohio 43537 or via telephone at (419)893-5050
Where to Find Voting Results
     We will announce the voting results at the Annual Meeting and will publish the voting results in the Company’s Form 8-K to be filed with the Securities and Exchange Commission within four business days after the annual meeting.
Summary of Proposals
     The Governance / Nominating Committee and the Board, including all independent directors, have nominated nine directors each for a one-year term.
     The Audit Committee has hired and the Board has approved PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011 and recommends that you vote to ratify their appointment.
     The Board is submitting to an advisory vote the compensation of the Company’s named executive officers, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act), and conducted in conformance with new regulations promulgated by the Securities and Exchange Commission thereunder. While this new vote is not binding, the Compensation Committee and Board expect to take the results of this vote into consideration when making future compensation decisions.
     The Board is also submitting to an advisory vote the frequency of future advisory votes on named executive officer compensation. The regulations allow for a one, two or three year frequency and require that the shareholders be provided the opportunity to vote their preference as to frequency in an advisory vote. The results of this advisory vote are not binding. The Board recommends that the advisory vote on named executive officer compensation be conducted annually, and will take the results of this vote into consideration when recommending future advisory votes.
     At the date of this Proxy Statement, we have no knowledge of any business other than the proposals described above that will be presented at the Annual Meeting. If any other business should properly come before the Annual Meeting, the proxies will be voted on at the discretion of the proxy holders.

Election of Directors
     The Board of Directors is currently comprised of nine directors. The Governance / Nominating Committee and Board of Directors have nominated and recommend the election of each of the nine nominees listed below. Each Director that is elected will serve until the next Annual Meeting or until their earlier removal or resignation. Each of the nominees listed is currently a Director of the Company. The Board of Directors expects all nominees named below to be available for election. In case any nominee is not available, the proxy holders may vote for a substitute, unless the Board of Directors reduces the number of directors as provided for in the Company’s Code of Regulations.
     Directors will be elected at the Annual Meeting by a plurality of the votes cast at the Annual Meeting by the holders of shares represented in person or by proxy. The following is a brief biography of each nominee as well as the specific qualifications of the nominee as identified by the Board’s Governance / Nominating Committee. Information as to their ownership of the Common Shares can be found under the caption “Share Ownership” in this proxy statement. All information provided is current as of February 28, 2011.

		Principal Occupation, Business Experience
Name	Age	and Other Directorships	Director Since

Michael J. Anderson	59	Chairman of the Board since 2009, President and Chief Executive Officer since January 1999. Prior to that President and Chief Operating Officer from 1996 through 1998, Vice President and General Manager of the Retail Group from 1994 until 1996 and Vice President and General Manager Grain Group from 1990 through 1994. Director of FirstEnergy Corp. from 2007 to current and director of Interstate Bakeries Corp from 1998 to 2009.	1988

Gerard M. Anderson	52	President and Chief Executive Officer, DTE Energy since 2010; President and Chief Operating Officer 2005-2010. Joined Detroit Edison, a subsidiary of DTE Energy in 1993 and held various executive positions. Prior to this, a consultant with McKinsey & Co., Inc. Director of DTE Energy since 2009	2008

Catherine M. Kilbane	47	Senior Vice President, General Counsel and Secretary of American Greetings Corporation since 2003. Prior to that a partner with the Cleveland law firm of Baker & Hostetler LLP.	2007

Robert J. King, Jr.	55	President and Chief Executive Officer, PVF Capital Corp since 2009. Prior to that Senior Managing Director, Private Equity, FSI Group, LLC from 2006 through 2009. Formerly Managing Director, Western Reserve Partners LLC, Regional President of Fifth Third Bank from 2002 through 2004 and Chairman, President and Chief Executive Officer of Fifth Third Bank (Northeastern Ohio) from 1997 through 2002. Director of Shiloh Industries, Inc. since 2005 and PVF Capital Corp. since 2009.	2005

		Principal Occupation, Business Experience
Name	Age	and Other Directorships	Director Since
Ross W. Manire	59	Chairman and Chief Executive Officer of ExteNet Systems, Inc. since 2002. Served as President, Enclosure Systems Division of Flextronics International from 2000 to 2002. Prior to that held senior management positions at Chatham Technologies, Inc., and 3Com Corporation. Former Partner at Ridge Capital Corporation and Ernst and Young. Director of Zebra Technologies Corporation since 2003 and Eagle Test Systems, Inc. from 2004 through 2008.	2009

Donald L. Mennel	64	President and Treasurer of The Mennel Milling Company since 1984. Served on the Executive Committee of the North American Millers Association.	1998

David L. Nichols	69	Past President and Chief Operating Officer of Macy’s South, a division of Macy’s, Inc. from 2000 through 2005, previously Chairman and Chief Executive Officer of Mercantile Stores, Inc. Director of R. G. Barry Corporation since 2005. Past director of the Federal Reserve Bank, Cleveland, Ohio.	1995

John T. Stout, Jr.	57	Chief Executive Officer of Plaza Belmont Management Group LLC since 1998. Previously President of Manildra Milling Corp and Manildra Energy Corp from 1991 through 1998 and Executive Vice President of Dixie Portland Flour Mills Inc. from 1984 to 1990.	2009

Jacqueline F. Woods	63	Retired President of Ameritech Ohio (subsequently renamed AT&T Ohio). Director of The Timken Company since 2000 and School Specialty, Inc. since 2006.	1999
     The Governance / Nominating Committee considers a variety of factors when presenting the slate of nominees for the board — these are listed in detail under the caption “Corporate Governance — Board Meetings and Committees — Governance / Nominating Committee.”   . Because of the importance of diversity in our businesses, the Committee looks at the different skills and experiences that each nominee brings. Following are specific experience, qualifications, attributes or skills that the Governance / Nominating Committee viewed as valuable to our business for the next year:

Director	Specific experience, qualifications, attributes or skills
Michael J. Anderson	• Over 30 year history with the Company including leadership of the Grain and Retail businesses
• Specific expertise in agricultural commodities trading and hedging activities.
• Intimate knowledge of all businesses
• Experience as a member and chair of other public company boards
• Three years public accounting experience
• MBA in finance and accounting
• Executive Leadership Program, Harvard Business School

Gerard M. Anderson	• Currently engaged as President & Chief Executive Officer and board member of a publicly traded energy company
• Energy industry expertise
• MBA and MPP with a civil engineering undergraduate degree
• Past experience as a consultant with McKinsey and Company

Catherine M. Kilbane	• Currently engaged as Secretary and General Counsel for a publicly traded company
• Experience with public company regulatory requirements
• Experience in an industry that is a supplier to retailers
• Attorney with extensive corporate law experience, including mergers and acquisitions, joint ventures, securities and compliance
Robert J. King, Jr.	• Currently engaged as President and board member of a publicly traded financial services company
• MBA with a finance undergraduate degree
• Expertise in banking, finance and related risk analysis with extensive senior officer experience with major banking organization.
• Experience as a member of other public company boards

Ross W. Manire	• Currently engaged as Chairman and CEO of a telecommunications company
• Mergers and acquisition and international business experience
• Experience as a member of other public company boards
• Formerly a partner with an international auditing firm and certified public accountant
• Prior service as Chief Financial Officer of public company
• MBA with economics undergraduate degree

Donald L. Mennel	• Active President and Treasurer of a major wheat milling company
• MBA
• Past chair of audit committee and designated financial expert
• Extensive grain industry experience, including analysis and hedging of agricultural commodity risk

Director	Specific experience, qualifications, attributes or skills
David L. Nichols	• Experience as a Chairman and Chief Executive Officer of a large public retailer
• Experience as a member of other public company boards
• Service on the Cleveland Federal Reserve Board, including chair of the Audit Committee
• Chair of Andersons audit committee and designated financial expert

John T. Stout, Jr.	• Currently engaged as Chief Executive Officer of diversified food processor and supplier
• Experience in the financial markets as it relates to the food industry, including analysis of agricultural commodity risk
• Mergers and acquisition experience
• Experience managing company which was a consumer of wheat
• Board member for a variety of companies in the food industry
• Elected to Kansas City Federal Reserve Board January 1, 2010, previously six years on Kansas City Federal Reserve Board Economic Advisory Committee

Jacqueline F. Woods	• Experience as a President of large telecommunications company
• Experience as a member of other public company boards
• Career experience in finance, marketing, strategic planning, public relations and government affairs
• Executive Leadership Program, Kellogg Graduate School of Management, Northwestern University
     The Board of Directors recommends a vote FOR the election of the nine directors as presented.
Corporate Governance
Board Meetings and Committees

Committees of the Board effective as of the May 2010
Annual Meeting
Governance /
Name	Board	Audit	Compensation	Nominating	Finance
Michael J. Anderson	C
Gerard M. Anderson	X			X	X
Catherine M. Kilbane	X	X	C
Robert J. King, Jr.	X		X		C
Ross W. Manire	X		X		X
Donald L. Mennel	X	X		C
David L. Nichols	X	C		X
John T. Stout, Jr.	X				X
Jacqueline F. Woods	X	X	X	X

C Chair, X Member

     The Board of Directors held five regular meetings and one special board meeting in 2010. Each director attended 75% or more of the 2010 meetings of the Board of Directors and committees on which each such director served. We do not have a formal policy regarding board members’ attendance at the annual meeting. However, each of the then current Board members attended the 2010 Annual Shareholders Meeting. Charles A. Sullivan was a member of the Board until the May 2010 Annual Meeting at which point he did not stand for re-election. Richard P. Anderson is a non-voting Chairman Emeritus, and attends meetings without compensation.
     The Audit Committee, Compensation Committee, Finance Committee and Governance / Nominating Committee each have written charters. Copies of such charters are available at www.andersonsinc.com under the Corporate Governance tab within the Investor Relations section of the website.
     A temporary advisory panel comprised of Catherine M. Kilbane, Ross W. Manire and Gerard M. Anderson has been formed this year to monitor progress and report to the Board on the Company’s enterprise resource planning project regarding its information technology infrastructure. Such members will receive compensation commensurate with committee attendance for service on this panel.
     Director Independence: The Board is made up of a majority of independent directors. Each of the Audit, Compensation, Finance and Governance / Nominating Committees is made up entirely of independent members.
     An “independent” director is a director who meets the criteria for independence as required by the applicable law and the NASDAQ (“NASDAQ”) Corporate Governance Standards for Listed Companies and is affirmatively determined to be “independent” by the Board. The Board has determined that each of the current directors is independent under the corporate governance standards of the NASDAQ, with the exception of Michael J. Anderson, Chairman, President and Chief Executive Officer. Michael J. Anderson and Gerard M. Anderson are cousins. The Board has determined that the relationship does not affect Gerard M. Anderson’s exercise of independent judgment on the Board.
     Audit Committee: The Audit Committee is comprised of four independent members and, among other duties, appoints the independent registered public accounting firm, reviews the internal audit and external financial reporting of the Company, reviews the scope of the independent audit and considers comments by the independent registered public accounting firm regarding internal controls and accounting procedures and management’s response to those comments. The Audit Committee held four regular meetings in 2010. The Board has determined that David L. Nichols is an “audit committee financial expert” as defined in the federal securities laws and regulations.
     Compensation Committee: The Compensation Committee, comprised solely of four independent directors (as defined in the NASDAQ Corporate Governance Standards for Listed Companies), reviews the recommendations of the Company’s Chief Executive Officer and Vice President, Human Resources as to the appropriate compensation that includes base salaries, short-term and long-term compensation, and benefits of the Company’s officers (other than the Chief Executive Officer) and determines the compensation of such officers and the Company’s Chief Executive Officer for the ensuing year. In addition, under the Company’s 2005 Long-Term Performance Compensation Plan, the Compensation Committee reviews, approves and recommends to the Board of Directors grants of equity-based compensation aggregated for non-officers and individual grants for officers and reviews and approves the “Compensation Discussion and Analysis” appearing in this proxy statement. The Compensation Committee met 3 times during 2010. The Compensation Committee, by charter, is authorized to retain its own independent compensation consultants and legal counsel.
     Finance Committee: The Finance Committee is comprised of four independent directors and is charged with monitoring and overseeing the Company’s financial resources, strategies and risks, especially those that are long-term in nature. The Finance Committee met 3 times in 2010.
     Governance / Nominating Committee: The Governance / Nominating Committee is comprised of four directors. The Governance / Nominating Committee met twice in 2010. The Committee recommends to the Board actions to be taken regarding its structure, organization and functioning, selects and reviews candidates to be nominated to the Board, reports to the Board regarding the qualifications of such candidates, and recommends a slate of directors to be submitted to the shareholders for approval and conducts regular meetings of the independent directors without management being present. The Governance / Nominating Committee recommended the election to the Board of each nominee named in this proxy statement.
     It is the policy of the Governance / Nominating Committee to consider for nomination as a director any person whose name is submitted by a shareholder, provided that the submission is made prior to December 31 of the year that precedes the next annual meeting of shareholders and provided that the person is willing to be considered as a candidate.
     Submission of names by shareholders is to be made to the Secretary of the Company, at the Company’s Maumee, Ohio address. The Secretary, in turn, submits the names to the Chair of the Governance / Nominating Committee. The shareholder’s notice must set forth all information relating to any nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Act of 1934, as amended (including, if so required, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). Additionally, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the notice must provide the name and address of such shareholder and beneficial owner and the class and number of shares of the Company which are owned beneficially and of record by such shareholder and beneficial owner.
     Each candidate for director (no matter how nominated) is evaluated on the basis of his or her ability to contribute expertise to the businesses and services in which the Company engages, to conduct himself or herself in accordance with the Company’s Statement of Principles, and to contribute to the mission and greater good of the Company. The candidate’s particular expertise, as well as existing Board expertise, is taken into consideration. A candidate’s “independence,” as defined by applicable stock exchange regulations and any other applicable laws, and the Board’s ratio of independent to non-independent directors is also taken into consideration. Qualifications and specific qualities or skills considered necessary for one or more of the directors to possess include, but are not limited to, the following:
•	Able to serve for a reasonable period of time

•	Multi-business background preferred

•	Successful career in business preferred

•	Active vs. retired preferred

•	Audit Committee membership potential

•	Strategic thinker

•	Leader / manager

•	Agribusiness background, domestic and international

•	Transportation background

•	Retail background

•	Brand marketing exposure
     The Committee does not have specific diversity goals other than to annually present a slate of nominees who will contribute expertise to the Board, who will conduct themselves in accordance with the Company’s Statement of Principles and share their diverse skills and experiences for the greater good of the Company. Because the Company consists of several diverse businesses, we highly value differing viewpoints shared in the pursuit of Board actions that best balance the objectives of each of the following stakeholders; customers, employees, shareholders and communities.
     The Board has adopted a policy not to nominate for re-election to the Board any member reaching the age of 72.
     Board Leadership Structure: Since 2009, Michael J. Anderson has served as Chairman of the Board of Directors and President and Chief Executive Officer. As Chairman, Mr. Andersons chairs meetings of the Board, sets Board meeting agendas, has authority to call meetings of the Board and serves as liaison with management of the Company.
     Since 2010, Donald L. Mennel has served as Lead Director of the Board of Directors. As the Lead Director, Mr. Mennel chairs meetings of the independent directors, chairs the Governance / Nominating Committee, approves board meeting agendas, has the authority to call meetings of the independent directors, and serves as liaison with the Chairman.
     The Board has determined that combining the positions of Chairman and Chief Executive Officer enhances the efficiency and focus of Board meetings, and its coordination with management and plans of the Company, provided that the Board also has the services of an experienced and effective Lead Director to perform that role’s essential duties. Michael J. Anderson brings to his position experience on two other public company boards, including service as chairman, coupled with a detailed knowledge of the Company’s businesses derived from decades long experience with the Company. Moreover, the variety and complexity of the Company’s businesses underscores the need for a Chairman with detailed knowledge of the Company’s day to day issues to assure relevant Board agendas, adequate information and analysis for meetings, and the coordination with management. Combining the function is appropriate, and effective, when the Company also has the benefit of an experienced Lead Director, with responsibilities and authority to manage decisively the meetings of the independent directors, to communicate their interests to the Chairman, and to assert to the Chairman any other concerns for the benefit of the stockholders, and in so doing serving as an institutional counterweight to the Chairman and CEO.
     Board Oversight of Risk: The Board is responsible for overseeing risk management for the Company. It has delegated to each of the Audit Committee, the Finance Committee, the Compensation Committee and the Governance / Nominating Committee, certain of its responsibilities in this area. For example, the Audit Committee has the oversight responsibility for the integrity of the Company’s financial statements and its financial reporting process; its systems of internal accounting and financial controls and the performance of the Company’s internal audit function and independent auditor. The Finance Committee has responsibility for risks relating to capital markets including interest rate volatility and access to capital, counterparties, product liability, price volatility and general industry market risks. The Compensation Committee has the responsibility for reviewing the Company’s compensation policies to ensure that these policies are not reasonably likely to created undue risk to the Company. The Governance / Nominating Committee has responsibility for oversight of Company’s ethics policies, including the Company’s Code of Business Conduct, Board Succession and other regulatory / legislative issues.
     Although the Board has delegated certain responsibilities for risk management to its Committees, the Board retains overall responsibility and coordination of this duty. Each Committee Chairman reports to the full Board matters discussed or reviewed at Committee meetings. Although the Board oversees the Company’s risk management, company management is responsible for day-to-day risk management processes and provides regular updates to the Board and its Committees.
     Executive Sessions of the Board: Our independent directors meet in executive session at each Board meeting. Our Lead Director chairs these executive sessions.
     Shareholder Communications to Board: Shareholders may send communications to the Board by writing any of its officers at the Company’s Maumee, Ohio address or by calling any officer at 419-893-5050 or 800-537-3370. All shareholder communications intended for the Board will be forwarded to the Board members. Shareholders may also obtain additional information about the Company at the Company’s website (www.andersonsinc.com).

Code of Ethics
     The Company has adopted Standards of Business Conduct that apply to all employees, including the principal executive officer, principal financial officer and the principal accounting officer. These Standards of Business Conduct are available on the Company’s website (www.andersonsinc.com) under the Corporate Governance tab within the Investor Relations section of the website. The Company intends to post amendments to or waivers, if any, from its Standards of Business Conduct as relates to the Company’s principal executive officer, principal financial officer or principal accounting officer on its website.
Review, Approval or Ratification of Transactions with Related Persons
     The Board has practices and procedures to address potential or actual conflicts of interest and the appearance that decisions are based on considerations other than the best interests of the Company that may arise in connection with transactions with certain persons or entities, which include the completion of annual written questionnaires requiring disclosure of potential conflict situations, financial transactions, and annual affirmation of compliance with the Company’s Standards of Business Conduct and Statement of Principles (the “Related Person Transaction Policy”). The Related Person Transaction Policy operates in conjunction with the Company’s Standards of Business Conduct and is applicable to all transactions, arrangements or relationships in which: (a) the aggregate amount involved is material to the individual, and in any event, to any transaction in which the amount may be expected to exceed $120,000 in any calendar year; (b) the Company is a participant; and (c) any Related Person (as that term is defined in Item 404 under Regulation S-K of the Securities Act of 1933, as amended) has or will have a direct or indirect interest (a “Related Person Transaction”).
     The Governance / Nominating Committee is charged with the review of any transactions with related persons. They may utilize outside legal counsel or the Company’s general counsel to provide opinions as to the appropriateness of any potential related party transaction. All directors and officers complete annual questionnaires regarding their stockholdings and transactions which may possibly be regarded as involving related parties. In considering any matter, the Governance / Nominating Committee will consider the terms of the Company’s Standards of Business Conduct, which directors and officers also commit to observe.
     A Related Person Transaction is subject to review and approval or ratification by the Governance / Nominating Committee. As part of its review of each Related Person Transaction, the Governance / Nominating Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than the terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. The Related Person Transaction Policy also provides that certain transactions, based on their nature and/or monetary amount, are deemed to be pre-approved or ratified by the Committee and do not require separate approval or ratification. The Director involved in a Related Person Transaction will recuse himself/herself from any decision to approve or ratify such transaction.
     The Governance / Nominating Committee’s activities with respect to the review and approval or ratification of all Related Person Transactions are reported periodically to the Board of Directors.
     There were no Related Person Transactions for the year ended December 31, 2010.
Audit Committee Report
     The Audit Committee of The Andersons, Inc. Board of Directors is comprised of four independent directors and operates under a written charter. The Audit Committee appoints, establishes fees to, pre-approves non-audit services provided by, and evaluates the performance of, the Company’s independent registered public accounting firm. The Audit Committee’s appointment of the Company’s independent registered public accounting firm is presented to the shareholders in the annual proxy statement for ratification.
     Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The Company’s independent registered public accounting firm is responsible for performing an audit of the consolidated financial statements of the Company in accordance with standards established by the Public Company Accounting Oversight Board (PCAOB) and assessing the effectiveness of the Company’s internal controls over financial reporting and for issuing their reports. The Audit Committee is responsible for monitoring and overseeing these processes.
     In this context, the Audit Committee has met and held separate discussions with management, the Company’s internal audit manager and the independent registered public accounting firm. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management, the Company’s internal audit manager and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed by PCAOB AU Section 380 Communications with Audit Committees and reviewed all material written communications between the independent registered public accounting firm and management.
     The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures required by PCAOB Rule 3526 Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.
     The Audit Committee has also reviewed the services provided by the independent registered public accounting firm (as disclosed below under the caption “Audit and Other Fees”) when considering their independence.
     Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.
AUDIT COMMITTEE
David L. Nichols (Chair), Catherine M. Kilbane, Donald L. Mennel,
Jacqueline F. Woods
Use of Compensation Consultants
     To date, the Compensation Committee of the Board of Directors has not engaged independent compensation consultants but has express authority to do so. Management of the Company has engaged two separate consultants as noted in the Compensation Discussion and Analysis section of the document. Findley-Davies’ role in providing executive compensation consulting was primarily focused on providing benchmarking data and analysis but did not recommend specific director or executive compensation levels. Findley Davies provided both compensation consulting and other services to the Company in 2010 as follows:

Fees	2010	2009
Executive Compensation Consulting	$84,416	$11,820
Fees for other consulting and actuarial services (1)	422,725	229,840
Fees specific to retirement plan revisions	109,158	348,128

Total	$616,299	$589,788

(1)	Services include consulting, communications, and technical support of the Company’s health and welfare and retirement plans. In 2010 and 2009, $52,930 and $46,200, respectively, was charged directly to the pension trust. Major changes were made to the Company’s health care plans during 2010 which required significant consulting, technical, and communications support.
Compensation / Risk Relationship
     Company management has reviewed the compensation programs established for all employees and determined that certain aspects of our incentive programs may encourage the taking of undue risk positions, but that such situations are infrequent and mitigated by compensating controls. In all cases, the Company believes that it has appropriate mitigating controls and that compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The results of this review are discussed below:
(a)	One Year Income Incentives. The Company’s annual cash compensation program for management (MPP) is generally based on one year of income performance as defined by generally accepted accounting principles in the U.S. By measuring only one year of income results, an incentive can be created to maximize short-term, same year profits by making unwise credit decisions which might increase long-term counterparty risk. This incentive is mitigated by the following: (i) the Company caps all short term incentive compensation at two times the targeted amount for each position; (ii) the Company’s Vice President Finance & Treasurer must establish all credit limits above any material size (varies by business group); (iii) a majority of management employees who participate in MPP also participate in the Company’s long-term equity compensation program, which is coupled with equity retention requirements (which are large in the case of senior officers); and (iv) losses in subsequent years from imprudent credit decisions will reduce compensation in such subsequent years. No claw-back provisions currently exist which would require disgorgement by any officer or employee of previously paid MPP payments should subsequent financial results indicate that undue risk positions were taken by such person, although the Company will implement the new claw-back provisions required under the Dodd-Frank Act in connection with required restatement of financial statements following issuance by the Securities and Exchange Commission of final regulations governing such provisions..

(b)	Performance Share Units. Company officers receive Performance Share Units (PSUs) that vest based upon service and performance which is measured by three years of cumulative diluted earnings per share on a rolling basis. Absent mitigating controls to monitor equity transactions and manage the Company’s leverage, this award might otherwise induce actions to be taken to improve Company earnings per share results by creating a riskier balance sheet position by increasing the Company’s leverage or through the use of cash to purchase shares on the open market. The PSU award criteria might also encourage aggressive acquisition strategies, under which the Company might incur imprudent amounts of debt to finance riskier acquisitions in order to increase short term earnings per share and thereby increase PSU awards. This incentive is mitigated by the following controls: (i) acquisitions of any significance require the approval of the CEO and the Board of

Directors; (ii) officers have large equity retention requirements, which would be negatively impacted by transactions with large inherent risk, (iii) the Company’s leverage is controlled by the CEO and the Vice President, Finance & Treasurer within levels approved by the Board of Directors.

(c)	Stock Appreciation Rights. From 2006-2010, the Company awarded Stock Only Stock Appreciation Rights (“SOSARs”) in lieu of traditional stock options. SOSARs are awards paid in shares of Company stock whose number is determined based on the share price appreciation (at the exercise date) of the number of shares granted. While the Company’s SOSAR program presents a long term incentive different than traditional stock options, it nonetheless presents executives with the choice of when to exercise the right to acquire the shares that become available as a result of stock appreciation under the program. In that respect, SOSARs, like any stock option, can encourage executives to enter into transactions with long term risks which may result in short term gains in stock price at the expense of the Company’s long term financial performance. The temptation to engage in such transactions is mitigated by the following controls: (i) major transactions which might affect short term stock price require the approval of both the CEO, as well as the Board, and (ii) our internal criteria for approving major investments utilizes a RAROC (Risk Adjusted Return on Capital) analysis whereby riskier investments require higher reward prospects for approval, making approval more difficult to achieve.
Appointment of Independent Registered Public Accounting Firm
Independent Registered Public Accounting Firm
     PricewaterhouseCoopers LLP (“PwC”) served as the Company’s independent registered public accounting firm for the year ended December 31, 2010. The Audit Committee has appointed PwC as the independent registered public accounting firm of the Company for the year ending December 31, 2011.
     Representatives from PwC are expected to attend the annual meeting. They will have an opportunity to make a statement at the meeting if they desire to do so and are expected to be available to respond to questions.
Audit and Other Fees
     During 2010, PwC not only acted as the Company’s independent registered public accounting firm but also rendered other services to the Company. The following table sets forth the aggregate fees for professional services rendered by PwC for audit, tax and other services in 2010 and 2009:

Fees	2010	2009
Audit (1)	$1,552,766	$1,432,506
Audit-related (4)	195,201	—
Tax (2)	50,855	33,710
Other (3)	2,600	2,760

Total	$1,801,422	$1,468,976

(1)	Fees for professional services rendered for the audit of the consolidated financial statements, statutory and subsidiary audits, consents, and assistance with review of documents filed with the SEC.

(2)	Fees for services related to tax consultations and tax planning projects.

(3)	Annual license fee for technical accounting research software.

(4)	Fees for a review of the Company’s accounting policies and practices in comparison with International Financial Reporting Standards.

Policy on Audit Committee Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm
     In accordance with the Securities and Exchange Commission’s rules issued pursuant to the Sarbanes-Oxley Act of 2002 which require, among other things, that the Audit Committee pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm, the Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by the Company’s independent registered public accounting firm. Under this policy, the Audit Committee specifically pre-approves at the beginning of each fiscal year all audit and audit-related services to be provided by the independent registered public accounting firm during that fiscal year within a general budget. The Audit Committee is updated as to the actual billings for these items at each meeting.
     Tax and all other services that are permitted to be performed by the independent registered public accounting firm, but could also be performed by other service providers, require specific pre-approval by the Audit Committee after considering the impact of these services on auditor independence. If the Audit Committee pre-approves services in these categories by the independent registered public accounting firm, the Audit Committee is updated at each meeting as to the actual fees billed under each project.
     Since May 6, 2003, 100% of the tax and other fees were pre-approved by the Audit Committee. All fees noted above were for full-time, permanent employees of PwC.
Proposal to Ratify the Appointment of Independent Registered Public Accounting Firm
     The Audit Committee has hired and the Board of Directors has approved PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit the financial statements of the Company for fiscal year 2011. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make any statements they desire, and will also be available to respond to appropriate questions from shareholders.
     If the shareholders do not ratify this appointment by a majority of the shares represented in person or by proxy at the Annual Meeting, the Audit Committee will consider other independent registered public accounting firms. Even if selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our shareholders.
     The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.
Proposal for an Advisory Vote on Executive Compensation
     As required by Section 14A of the Exchange Act, as amended by the Dodd-Frank Act, the Board is submitting a non-binding advisory vote to our shareholders on the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis included within this proxy beginning on page 20.
     Please refer to the Compensation Discussion and Analysis contained in this proxy for a description of the philosophy and design strategy of our compensation programs, our peer group benchmarking, and the actual values given as compensation for our named executive officers.
     We believe that our executive compensation programs appropriately link pay to performance and are well aligned with the long-term interests of our shareholders. We believe that the compensation we have given, viewed in the context of our current year results — second highest ever income, nearly 70% increase in net income from 2009 and increasing market price ($36.35 at December 31, 2010 compared to $25.82 at December 31, 2009) demonstrate the appropriateness of our executive compensation practices.
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement is hereby APPROVED on an advisory basis.
     This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.
     Accordingly, the Board of Directors unanimously recommends a vote FOR the approval of the advisory resolution on executive compensation.
Proposal for an Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation
     As also required by revisions to the Exchange Act pursuant to the Dodd-Frank Act, we are asking shareholders to vote on whether future advisory votes on executive compensation of the nature in the immediately preceding proposal should occur every year, every two years or every three years.
     The Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time and recommends that shareholders vote for future advisory votes to occur every year. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, and certain of the financial performance tests are multi-year tests, the Board of Directors recognizes that executive compensation disclosures are made annually, the Board itself is elected annually, and audited financial performance is reported annually, and therefore there is a logical basis for seeking shareholder opinion on executive compensation in the same cycle of disclosures, reporting and elections.
     Shareholders should note that because many of our executive compensation programs are linked, and the results of the advisory vote will not be available until well after the beginning of the compensation year, it may not always be appropriate or feasible to adjust our executive compensation programs in consideration of any single advisory vote by the time of the next annual meeting. We do, however, expect to consider the results of this annual advisory vote in shaping future compensation decisions and programs.
     This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. Shareholders will be able to specify one of four choices for this proposal on the proxy card; one year, two years, three years or abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation, but instead to state their preference. Although non-binding, the Board and the Compensation Committee will carefully review the voting results. The Board may, in the future, decide to conduct advisory votes on a more or less frequent basis and may vary its practices based on factors such as shareholder feedback and / or the adoption of material changes to executive compensation programs.
     The Board of Directors recommends Shareholders vote to conduct future advisory votes on executive compensation EVERY YEAR.
     Shareholders will be asked to vote their preference as to conducting future advisory votes on executive compensation: 1. Every year, 2. Every other year, 3. Every third year, or 4. Abstain.

Share Ownership
Shares Owned by Directors and Executive Officers
     The following table indicates the number of Common Shares beneficially owned as of February 28, 2011. The table displays this information for the directors and executive officers as a group, for each director individually and for each of the Named Executive Officers (as defined hereafter). Unless otherwise indicated, each person has sole investment and voting power with respect to the shares set forth in the following table. Except as noted below, the address of the beneficial owners is The Andersons, Inc., 480 West Dussel Drive, Maumee, Ohio 43537.

	Amount and Nature of Shares Beneficially Owned
				Aggregate
				Number Of Shares	Percent
	SOSARs /	Common		Beneficially	of Class
Name	Options (a)	Shares		Owned	(b)
Dennis J. Addis	18,270	33,187	(c)	51,457	*
Michael J. Anderson	87,467	310,323	(d)	397,790	2.1%
Gerard M. Anderson	5,974	211,218		217,192	1.2%
Nicholas J. Conrad	2,656	9,560		12,216	*
Richard R. George	4,287	22,504	(e)	26,791	*
Catherine M. Kilbane	5,533	4,551		10,084	*
Robert J. King Jr.	16,967	3,000		19,967	*
Ross W. Manire	4,767	—		4,767	*
Donald L. Mennel	10,367	54,084	(f)	64,451	*
David L. Nichols	8.833	12,572		21,405	*
Harold M. Reed	24,450	41,316		65,766	*
Rasesh H. Shah	21,158	58,046		79,204	*
John T. Stout, Jr.	1,948	772		2,720	*
Jacqueline F. Woods	10,367	16,681		27,048	*
All directors and executive officers as a group (19 persons)	281,992	1,038,754		1,320,746	7.0%

(a)	Includes options exercisable within 60 days of February 28, 2011.

(b)	An asterisk denotes percentages less than one percent.

(c)	Includes 1,600 Common Shares owned by Jonathan Addis, Mr. Addis’s son. Mr. Addis disclaims beneficial ownership of such Common Shares. Includes 31,587 Common Shares owned by Dennis J. Addis, Trustee of the Dennis J. and Therese A. Addis Joint Revocable Trust.

(d)	Includes 100,092 Common Shares held by Mrs. Carol H. Anderson, Mr. Anderson’s spouse. Mr. Anderson disclaims beneficial ownership of such Common Shares.

(e)	Includes 22,504 Common Shares owned by Richard R and Susan K George Trust.

(f)	Includes 17,092 Common Shares held by Donald M. Mennel trust and 300 shares held by Mrs. Louise Mennel, Mr. Mennel’s spouse. Mr. Mennel disclaims beneficial ownership of such Common Shares.

Share Ownership of Certain Beneficial Owners
     The following table indicates the number of Common Shares beneficially owned by each shareholder who is known to own beneficially more than 5% of our Common Shares as of December 31, 2010:

			Percent of
		Amount and Nature	Class as of
Title of		of Common Shares	December 31,
Class	Name and Address of Beneficial Owner	Beneficially Owned	2010
Common Shares	Blackrock, Inc. (a) 40 East 52nd Street New York, New York 10022	1,442,068	7.84%

Common Shares	Allianz Global Investors Capital LLC (b) 600 West Broadway Suite 2900 San Diego, California 92101 NFJ Investment Group LLC (b) 2100 Ross Avenue Suite 700 Dallas, Texas 75201	1,064,701	5.8%

(a)	Based upon information set forth in the Schedule 13G filed on February 2, 2011 by Blackrock, Inc. Blackrock, Inc. is a holding company or control person with the sole power to vote and dispose of 1,442,068 Common Shares.

(b)	Based upon information set forth in the Schedule 13G filed on February 14, 2011 by Allianz Global Investors Capital LLC. Allianz Global Investors Capital LLC is an investment advisor and holding company. NFJ Investment Group LLC is a wholly owned subsidiary of Allianz Global Investors Capital LLC and an investment advisor with the sole power to vote 1,064,701 Common Shares and sole dispositive power over 1,064,701 Common Shares.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers and directors to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission. In addition, persons that are not executive officers or directors but who beneficially own more than ten percent of Common Shares must also report under Section 16(a). Copies of all Section 16(a) forms filed by officers, directors and greater-than-10% owners are required to be provided to the Company.
     We have reviewed the reports and written representations from the executive officers and directors. Based on our review, we believe that all filing requirements were met during 2010, except for the following:
•	Don Mennel filed a late Form 4 on August 16, 2010 for a small gift of shares;

•	Harold Reed filed late Form 4s on May 28, 2010, September 27, 2010 and October 19, 2010 for small gifts of shares;

•	Richard George filed a late Form 4 on March 11, 2010 for shares issued;

•	Dennis Addis filed a late Form 4 on March 3, 2010 for a small gift of shares.

Compensation Committee Interlocks and Insider Participation
     No member of our Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.
Executive Compensation
Compensation Committee Report
     The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis which follows, and, based on such review and discussion, recommends to the Board of Directors of The Andersons, Inc. that it be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2010.
COMPENSATION COMMITTEE
Catherine M. Kilbane (chair), Robert J. King, Jr., Ross W. Manire, Jacqueline F. Woods
Compensation Discussion and Analysis
Executive Summary
     The Company’s compensation strategy seeks to align the motivations and behaviors of our executive officers with the interests of our stockholders by basing short and long term incentive components upon annual and long term financial objectives. To do so, we provide cash in the form of salary and bonuses, and equity in the form of SOSARs (stock appreciation rights settled in stock only), RSAs (Restricted Share Awards) and PSUs (Performance Share Units — convertible to common stock upon performance criteria being met), which are described in detail in this Compensation Discussion & Analysis (“CD&A”). Our cash incentives are based on annual income results, while our various equity awards are based upon growth in earnings per share, stock price over multi-year periods, and income, and are further coupled with long term stockholding requirements. No major changes to our compensation policy are being reported for 2010.
     For 2011, we have endorsed two changes to our long-term equity incentives.
1.	Replacing the SOSAR equity award with full value Restricted Share Awards (“RSAs”), and

2.	Changing certain of the adjustment formulas used to determine the amount of RSAs and PSUs awarded. Under this change (a) the number of RSAs awarded will be adjusted based upon the Company’s prior year income performance and (b) the number of PSUs awarded will not be adjusted for prior year income performance. Future growth in diluted earnings per share over a three year period will determine the amount of the award actually issued.
These changes have been approved by the Compensation Committee of the Board at its December 16, 2010 meeting and were implemented for the 2011 grant made on March 1, 2011.
     We establish both threshold and target levels for our incentives, and cap these formula based incentive awards, no matter how extraordinary the performance, at twice the target incentive. We believe our standards for threshold and target levels provide fair and challenging tests. In 2009, none of our five business units achieved their target, and two failed to achieve threshold. In 2010, two business units exceeded their target, two achieved their threshold and one failed to achieve threshold.

     Our compensation plans are critical in enabling the Company to recruit and retain talented employees. Our plans are notable for the scale of our benchmarking, in part due to the range of businesses we operate; and for their relative simplicity. There are no perquisites, unusual reimbursements or non-cash rewards (other than equity). We do not provide employment contracts, although we do have a severance policy and change of control plan, which is described in this CD&A.
     Although not part of the Compensation Discussion and Analysis, the Company, like all public reporting companies, has engaged in a review of the relationship between our compensation plans, and the incentives of employees to undertake risk. The results of that review are reported under Compensation / Risk Relationship.
General Principles and Procedures
Compensation Committee’s Role and Responsibilities
     The Compensation Committee, which is composed solely of independent directors, reviews all aspects of cash and long-term incentive compensation for executive officers and makes recommendations to the Board. The CEO along with the Vice President, Human Resources make initial recommendations to the Compensation Committee and participate in Compensation Committee discussions. The Compensation Committee then makes recommendations related to the compensation provided to executive officers (including the Named Executive Officers (“NEOs”)) to the Board of Directors for their approval. Management retained Findley Davies, an independent human resource consulting, actuarial, and administrative services firm based in Toledo, Ohio to assist in the design and development of its equity-based executive compensation policies and non-qualified deferred compensation programs as well as to obtain some of the CEO and executive officers benchmark data. Management also retained the Hay Group, global management consultants headquartered in Philadelphia, Pennsylvania, to perform evaluations of executive positions and for benchmark competitive data.
     The Compensation Committee does not currently engage consultants or advisors that are independent from those engaged by management.
Rewarding Performance and Achieving Objectives
     Our compensation plans and policies are structured to achieve the following goals:
•	Compensation should reflect a balanced mix of short- and long-term components.

•	Short-term cash compensation (which is both base pay and bonuses) should be based on annual Company, business unit and individual performance.

•	Long-term equity compensation should encourage achievement of the Company’s long-term performance goals and align the interests of executives with shareholders.

•	Executives should build and maintain appropriate levels of Company stock ownership so their interests continue to be aligned with the Company’s shareholders.

•	Compensation levels should be sufficient to attract and retain highly qualified employees.

•	Compensation should reflect individual performance and responsibilities.
The Components of Our Compensation
     All NEOs are employed at will and have the same general compensation components, which are:
•	Base salary, paid in cash;

•	Bonuses or “short-term incentive compensation,” paid in cash; and

•	Equity or “long-term incentive compensation,” paid in the form of equity grants as discussed below.
     The combined base salary and short-term incentive compensation is called the Company’s Total Cash Compensation. Total Cash Compensation combined with long-term incentive compensation is called Total Direct Compensation. Each component is described in greater detail below.
Benchmarking
     For all salaried positions, including our NEOs, we compare our compensation to that of other companies annually. We use the Compensation Planning and Executive Compensation Surveys, an annual study of U.S. businesses, produced by the Hay Group, for such comparisons. Specifically for the majority of salaried positions from entry level to executive levels, we selected companies from the Hay Group survey’s list of participants to create an index of 284 companies, with average revenue of approximately $1 billion. We have consistently utilized an index of companies whose average revenues are lower than our actual revenues as we believe that our commodities-based business create revenue figures that overstate our true peer size, and we have sought to avoid the upward compensation pressure that an index of companies with larger revenue might create. The current index includes representation from a broad range of industries similar to those that we compete in, such as manufacturing, chemicals, energy, food / beverage / tobacco, retail, wholesale, and transportation, among others. The list of companies that make up this peer index are included in Appendix A. The number and the industry profile of companies in this peer index is consistent with last year, however, 94 out of the 284 peer group companies are new to the 2010 study.
     For the CEO, we also utilized information from the proxy reports of a peer group of 27 companies selected based on financial criteria that were comparable to our own. This information is provided by Findley-Davies. In addition to sales and industry, we considered net income, total assets, market capitalization and return metrics including return on revenue, assets and equity. In addition to meeting the financial criteria, some companies were selected based on having a business model similar to ours (i.e., operations in multiple industries). This list of 27 companies is displayed in Appendix B and includes 18 of the 21 companies in the peer group used to set 2009 compensation. The total number of companies was increased to offset reductions from mergers and acquisitions or for no longer meeting the criteria described above.
     Our current pay strategy is to have Total Direct Compensation (base salary, short term incentive and long term incentive) on a par with the median of our competitive benchmark if annually established Target levels of pre-tax income performance at the Company and business segment level are achieved. We set base salary below the 50th percentile and use short and long-term incentive pay to bring the NEO’s Total Direct Compensation to the 50th percentile when Target performance levels are reached. For the CEO, an average of the 25th percentile and 50th percentile from the two peer groups described above are used to develop a target range for Total Cash and Total Direct Compensation. We believe this approach strikes a balance between the broader Hay peer group information used for lower levels of the Company with CEO information from organizations that are more precisely aligned with us in terms of the criteria described above.
     For 2011, management of the Company retained the Hay Group and Findlay Davies to undertake a specific review of the competitiveness of the Company’s Total Direct Compensation (base salary, cash bonus and long term compensation) based upon the Company’s compensation goals. The two advisors analyzed peer groups, market data and evaluated position requirements. The results were discussed with the Compensation Committee, which did not commission an independent third party review.

     Following is an overview of the 2010 components of Total Direct Compensation for Named Executive Officers:
Total Direct Compensation

	Element	Description	Objective	Delivery
Total Cash Compensation	Base Salary	A base salary range for each NEO is created, the midpoint of which is below the 50th percentile of benchmark (25th in the case of the CEO). Range extends from 80% of midpoint to 120% of midpoint.	Payment for day to day performance of job accountabilities. Range allows for merit based increases.	Cash

	Short term incentive Compensation — Management Performance Program	A cash bonus based upon salary range midpoint and position. The total bonus reflects the sum of an individual formula amount plus the discretionary allocation of a pool created by Company formula.	Incentive for annual pre-tax income performance plus other non-financial objectives. Allocation of discretionary Company pool based on overall value add performance and individual formula achievement.	Cash

Long term Incentives	Performance Share Units (PSUs)	Grant amount based on position’s total direct compensation benchmark and an adjustment factor based on prior year income results (2010 and prior grants).	Requires future earnings per share growth on a three year cumulative basis. Partial vesting permitted for termination of employment other than for cause Incentive for longer term focus and alignment with shareholders	Grant of PSUs, delivery of common shares (if earned) at end of performance period

	Stock Only Stock Appreciation Rights (SOSARs)	Grant amount based on position’s total direct compensation benchmark and an adjustment factor based on prior year income results (2010 and prior grants).	Requires future share price appreciation and service (vests in three tranches). Incentive for longer term focus and alignment with shareholders	Grant of SOSARs, delivery of common shares when exercised.
2010 Executive Compensation Components
Base Pay
     For all NEO salaried positions, benchmark data is utilized to establish a base salary range. Each range has a midpoint and lower and upper limits of 80% to 120% of the midpoint. For the base pay of NEOs, we target the range between the 25th and 50th percentiles of our competitive benchmark for our salary midpoints. The base pay of our CEO is targeted at the 25th percentile. The range for executive officers immediately below the CEO begins at approximately the 37th percentile for business group presidents and is gradually increased toward the 50th percentile for our corporate vice presidents. Generally, annual increases to base salary for each NEO are determined by the CEO and approved by the Compensation Committee, based upon the NEO’s current salary relative to their salary midpoint, individual performance and the Company’s expectations for overall wage expense increases. Larger salary increases may occur when promotions or additional accountabilities create additional value for a specific position, benchmark studies indicate that an adjustment is necessary to maintain market competitiveness, or based on upon considerations of internal equity with other similarly situation NEOs. In the case of the CEO, base salary is determined by the Compensation Committee and approved by the full Board of Directors.
     Following is a chart setting forth NEO annualized base salary for 2010 and 2009 and the percentage change and 2010 actual base earnings. All employees are paid bi-weekly and, therefore, actual base earnings will vary from stated annualized base salary due to the timing of pay increases and the number of pays during a calendar year. The timing of pay increases and the number of payrolls during a calendar year affect the actual base earnings of all employees in a similar manner.

	2010 Annualized	2009 Annualized	% Change in	2010 Actual
	Base Salary	Base Salary	Annualized Base Salary	Base Earnings
Michael J. Anderson	$525,000	$500,000	5.0%	$521,154
Richard R. George	$218,500	$213,000	2.6%	$217,654
Nicholas C. Conrad	$177,500	$167,500	6.0%	$175,961
Dennis J. Addis	$272,000	$265,000	2.6%	$270,923
Harold M. Reed	$301,000	$288,000	4.5%	$299,000
Rasesh H. Shah	$286,000	$281,000	1.8%	$285,231
Bonus, Performance Targets & Thresholds
     We believe that our cash bonus plan (which we call the Management Performance Plan or MPP) encourages sound investment decisions, prudent asset management, and profitable segment and Company performance.
     The Management Performance Plan requires the setting of annual income “Thresholds” and “Targets” for each of the Company’s five business groups (Grain & Ethanol, Rail, Plant Nutrient, Retail and Turf & Specialty) and for the total Company. “Thresholds” are levels of pre-tax income that must be achieved before any MPP payment is earned. At Threshold performance, only minimum levels of MPP payments are earned. “Targets” are the levels of pre-tax income at which the resulting MPP payment will equal the targeted competitive level of compensation discussed under “Benchmarking” above. We attempt to set Threshold levels so that a minimum MPP payment will normally be earned absent poor performance or unusually difficult or unexpected adverse business conditions. We generally expect that Threshold levels of income will be achieved by all or nearly all our business groups annually. Targets are set to provide targeted compensation in the case of good performance. We generally expect a majority of our executives to achieve Target levels of income and resulting bonuses, although it would not be uncommon for one or more executives to fail to achieve Target in a single year. The total Company Target is less than the sum of the five business group Targets due to corporate costs and expected returns on corporate assets that are not assigned to an individual business group.
     The development of Targets begins with pretax income objectives for various types of on- and off-balance sheet assets employed in each business unit — working capital, property, plant & equipment, leased facilities and equipment, and equity investments in affiliates. By multiplying a business’ asset book balance by our target returns on investment, we produce an initial pretax “formula” in order to calculate Target and Threshold objectives. Each business unit’s formula Target and Threshold is adjusted for corporate-level expenses, the presence of service businesses that are not dependent on physical assets and non-income producing assets. Other qualitative adjustments to the calculated formula consider the market value of income producing assets and longer-term industry trends.
     Target and Threshold amounts are not current year budgets or predictions (although not unrelated), but they do represent the long-term expectation of return for the business group and the Company given our level of investment in that group. We take a longer-term view of performance due to the volatile nature of several of our businesses.
     Income Targets and Thresholds for the coming year for each business unit are presented to the Compensation Committee in the December meeting. The Committee then makes a recommendation to the Board of Directors for its approval. All 2010 Targets and Thresholds were determined through this process and were approved by the Board of Directors. For 2010, the Rail threshold was decreased due to the long-term impact of the 2008 recession to this specific industry.
     In the event of significant changes in the asset base due to acquisition or additional investment in joint ventures, Board-approved Targets and Thresholds may be further adjusted during the year. Any adjustment made is re-submitted to the Board for their approval. The Targets and Thresholds impacting 2010 NEO compensation were as follows:

($000s)	Threshold	Target
Grain and Ethanol	$28,000	$56,000
Plant Nutrient	9,250	18,500
Rail	—	22,000
Turf & Specialty	2,875	5,750
Retail	2,100	5,250
Company	50,500	101,000
     If the Company, as a whole, or the individual business unit exceeds its Threshold, the amount available for bonuses will be increased proportionately. If Thresholds are not met for any component, no bonuses are earned on that component. If Target income is achieved, then bonus plus base salary will approach the competitive benchmarked target level for Total Cash Compensation. If Targets are exceeded, the amount available for bonuses continues to be increased proportionately, until reaching a cap of 200% of total target bonus. NEOs who are group Presidents earn 70% of their bonus on their individual group performance and 30% on overall Company performance. Beginning in 2010, certain NEOs will earn a very small portion of their bonus based on non-financial goals — primarily related to employee safety metrics. Michael J. Anderson and Richard R. George earn 100% of their bonus based on Company performance. Nicholas C. Conrad earns 80% of his bonus based on Company performance and 20% based on results of the Rail leasing business due to the significant financing component of that business. While our expectation is that each business unit will achieve at least Threshold returns resulting in at least a minimum bonus, this is not always possible due to the volatility of our industries.
     For 2010 no formula bonuses reached the maximum 200% of target, despite record or near record income performance in two business groups, and for the Company as a whole. In the individual bonus table that follows, we have included the percentage of total target bonus that was achieved for each of 2010 and 2009.
     A second component of MPP includes a discretionary pool which is funded based upon total Company performance which is utilized by the CEO to increase bonuses, within parameters approved by the Compensation Committee. The potential discretionary pool is intended to comprise approximately 30% of the total MPP payment to each NEO Once the Company’s overall discretionary pool amount is determined, the CEO recommends to the Compensation Committee the specific amounts to be paid to individual NEOs, based on his assessment of their business group and individual performance, unique challenges faced by such NEO’s industry or individual responsibilities as well as the level of formula MPP dollars earned based on pretax income performance. This discretionary pool does not require the Company to meet Threshold level performance and is available at any level of pretax income (there is no pool if Company loses money). For 2010, the aggregate discretionary payments approved by the Compensation Committee amounted to approximately 28% of the total MPP payment for all participants. This compares to 30% for both 2009 and 2008. While the Company uses two different measures to determine an NEO’s MPP payment, the program is managed and measured as a single program and any discretionary pool allocations are done with consideration of the purely quantitative measures.
     For 2010, the Company’s reported pretax income, after a small upward adjustment for one time or unusual gains and losses (0.1%) exceeded our Target by 3%. This compares to 2009 and 2008 when Target was not achieved in either year but Threshold was exceeded by 24% and 11%, respectively. The discretionary bonus available for distribution was computed from these same results. In each of the four years prior to 2008, the Company’s performance exceeded Target resulting in above target bonuses for the Company-based component of MPP. For 2003 the Company met the Threshold, but didn’t reach the Target. Individual business groups for the NEOs had the following results:

	Company	Grain & Ethanol	Plant Nutrient	Rail
2010	Exceeded Target	Exceeded Target	Exceeded Target	Met Threshold
2009	Met Threshold	Met Threshold	Met Threshold	Did not meet Threshold
2008	Met Threshold	Met Threshold	Did not meet Threshold	Met Threshold
2007	Exceeded Target	Exceeded Target (a)	Exceeded Target (a)	Exceeded Target
2006	Exceeded Target	Exceeded Target	Met Threshold	Exceeded Target
2005	Exceeded Target	Exceeded Target	Exceeded Target	Exceeded Target
2004	Exceeded Target	Exceeded Target	Exceeded Target	Exceeded Target
2003	Met Threshold	Met Threshold	Exceeded Target	Met Threshold

(a)	For these groups, NEOs formula bonuses were limited due to the Company’s stated cap at an amount equal to 2 times the individual target payout.
     Following are the 2010 and 2009 MPP payouts (including both formula and discretionary components) for each of the NEOs:

	MPP
		% of		% of
	2010	Target	2009	Target
Michael J. Anderson	490,000	100%	$200,000	42%
Richard R. George	127,500	99%	56,000	45%
Nicholas C. Conrad	100,000	89%	35,000	51%
Dennis J. Addis	310,000	160%	105,000	55%
Harold M. Reed	385,000	164%	187,000	81%
Rasesh H. Shah	110,000	57%	30,000	16%
     Because the Company’s compensation strategy for NEOs puts a significant portion of the total cash compensation at risk as part of MPP, compensation should more closely follow Company / Group performance. Following is a graph with history that displays total bonuses and total cash (base salary plus MPP) for the six listed NEOs. Nicholas C. Conrad is included in this graph beginning in 2010 as he became a corporate officer in November 2009. His predecessor was included in all prior years. The remaining five NEOs held the same positions for the period represented in this graph. Finally, included on the graph are diluted earnings per share. Changes in the capital structure occurred only in mid 2006 when 2.3 million additional shares (approximately 14%) were issued. The Company believes that its volatility in cash compensation for NEOs is appropriate given the close correlation with the increased diluted earnings per share over this nine year period.
Equity Grants
     Equity is issued to our executives under the Company’s 2005 Long-Term Compensation Plan. To do this, we establish a target long-term compensation (“LTC”) amount for each executive position. We initially target long-term compensation to be an amount which, when combined with our base salary and bonus, brings the aggregate of NEO Total Direct Compensation approximately to the median levels reported in our competitive analysis described under “Benchmarking” above. This LTC value is scaled to job size. For the 2010 grants, the NEOs targeted LTC value ranges from 100% of salary range midpoint for our CEO, and in the range of 32% to 50% of salary range midpoint for the remaining NEOs.
     The Compensation Committee established the mix of awards for the 2010 grant at 50% PSUs and 50% SOSARS and the vesting schedule for the these same SOSAR grants to vest 1/3 after one year, 1/3 after two years and the final 1/3 after three years.

     The amount of equity granted depends upon the Company’s achievement of its Target pretax income in the calendar year just ended. Similar to the bonus plan, the CEO is granted the discretionary ability to further increase or reduce equity grants, subject to the approval of the Compensation Committee, based on his evaluation of an individual’s performance, and other extenuating factors he deems appropriate. In 2010, the equity grants ranged from 95% to 100% of the formula-based equity program. The Compensation Committee approves all final equity compensation grants.
     For the 2010 equity grants, actual Company income performance served as an Adjustment Factor — affecting the SOSAR and PSU target amounts granted as follows:

Income as a % of Target Income	Adjustment Factor for Equity Grants
120% and above	125%
80% to 119%	100%
Threshold to 79%	75%
Income to Threshold	50%
Pretax Loss	0%
     Grants of LTC for 2010 and 2009 were made at the 75% level as the Company exceeded threshold by 24% and 11%, respectively, but did not reach Target income.
     In prior years, all equity awards were influenced by the above adjustment factor, including PSUs. For 2011 and future awards, the targeted amount of PSUs available for issuance will no longer be adjusted upward or downward based on the Adjustment Factor chart.
Performance Share Units
     As noted above, for 2010 and earlier, the target amount of PSUs available for issuance was determined by the Adjustment Factor chart. The actual number of PSUs issued was then subject to the three year earnings per share test described below. For 2011 and beyond, the PSUs available for issuance will be based solely on 50% of the named executive’s targeted LTC value as described previously. The three year earnings per share test will continue to determine how many PSUs are then actually issued.
     The Company believes that because the PSUs ultimately issued were intended to be based upon a multi-year earnings per share test, reliance upon the income-based Adjustment Factor to determine the number of available PSUs unnecessarily clouded the relationship with earnings per share. In the Company’s view, the RSA component of LTC (described below) provides a sufficient incentive tied to income Targets.
     PSUs deliver Company stock based on the achievement of specific financial goals. Our PSUs are earned over a three year period based on cumulative diluted Earnings Per Share (“EPS”) performance measured against threshold and target 3 year growth goals. Threshold goals are a floor, so that performance below “threshold” results in no PSU award delivery. Threshold goals are set at a level which would be achieved in an average year and there is an expectation that Threshold goals will be met more often than not. Target goals are set at a level which would be achieved only in a good or better year. In order to achieve the maximum PSU award, very good EPS growth performance must be achieved over the three year performance period.
     PSUs provide the same advantages as restricted stock in that they require fewer shares than stock options to deliver equivalent compensation. Unlike restricted stock, which requires only continued service to be earned by the executive, the Company believes PSUs help align compensation with stockholder return, and emphasize the Company’s pay-for-performance philosophy. Dividends on awarded PSUs are delivered in the form of additional shares at the end of the performance period equivalent to the dollar value of dividends on the number of shares ultimately awarded.
     For PSU grants made prior to 2009, the three year threshold goal was 3% annual growth, the Target goal was 7% annual growth, and the maximum PSU compensation was achieved with 14% annual growth, in each case over grant year EPS (computed based on the grant year’s budgeted income). For 2009 grants, base EPS to achieve target and maximum PSU compensation was changed from year one budget to year one pretax income Target converted to EPS. In 2009, Target EPS exceeded budget EPS by approximately 68% and the change was made to address an annual budget that was significantly lower than our recent growth trend due to the widespread economic downturn that began at the end of 2008. The change also represents a desire to award some level of compensation at modest growth from budget but to award Target compensation only at income Targets that reflect the Company’s investment. For grants made in 2009, Threshold PSU compensation will still require annual growth of 3% from the 2009 budget EPS.
     For 2010, we returned to an approach similar to 2008 and prior since there was a relationship between our 2010 budget and pretax income Target. EPS at Target income was the starting point for the maximum vesting level. The starting point for Target vesting was 115% above the Threshold and the Threshold set equal to our 2010 budgeted EPS. The growth rates applied to the starting point for maximum vesting of PSUs was 10%, Target vesting was 7% and Threshold vesting was 3%. The cumulative percentage improvement needed to get from Threshold to Target was 17.5% and from Target to maximum another 17.5%.
     For the three calendar years ended December 31, 2010, the Company’s actual three year diluted EPS was $7.35 which did not meet the Threshold level for the 2008 grant of $9.33 and no shares were awarded. For calendar 2007 — 2009, the Company’s actual three year diluted EPS was $7.62 (annual growth of 8% ) on a PSU target goal of $7.36 (7% annual growth from the 2007 budget EPS). This resulted in a stock award equal to 57% of the maximum available award. The following table displays Thresholds, Targets and maximum awards for the PSUs outstanding at December 31, 2010. The maximum amount of PSUs for the three years ended 2008 and 2007 were awarded in January 2009 and 2008, respectively.

					Percent of
Three Year Cumulative		Target	Maximum		Maximum
Diluted Earnings Per Share	Threshold	growth (1)	growth (2)	Actual	Awarded
3 years ended 2010	$9.33	$10.08	$11.49	$7.35	0%
3 years ended 2011	$6.37	$11.12	$11.90
3 years ended 2012	$8.53	$10.02	$11.78

(1)	Level at which 100% of performance adjusted LTC is achieved.

(2)	Level at which 200% of performance adjusted LTC is achieved.
Change from SOSARs to RSAs
     As mentioned above, for March 1, 2011 and future grants, the Compensation Committee has endorsed a change to replace SOSARs with RSAs.
     SOSARs are grants paid in shares of Company stock and determined by the appreciation of the Company’s stock price over a period of time. SOSARs provide an economic benefit to the executive virtually identical to that of a traditional stock option, but offer some distinct advantages to both the executive and the Company. By delivering shares based on the appreciation of our stock price, fewer shares are issued than in traditional stock option plans. This results in a lower stock dilution impact than stock options. SOSARs also have the advantage of reducing the number of authorized shares required to be maintained by the Company. The current accounting treatment of SOSARs is identical to traditional NQOs. Under current tax rules, SOSARs are taxed at exercise, just like options. SOSARs also facilitate equity ownership by providing executives with built-in financing.
     Despite the benefits of the SOSAR structure, we believe a transition to RSAs will provide advantages to the Company consistent with our compensation philosophy:
1.	Like all option-based programs, when share prices decline SOSARs run the risk of losing all, or virtually all, of their value. When this occurs, their value as a retention device for key employees and as a shareholder alignment tool declines. Share grants will always retain some value.

2.	The complexity of the SOSAR model poses challenges in terms of administration and the Company’s ability to provide a clear and direct statement of the Company’s compensation program, and actual payments, to its participants.

3.	Valuations of option based programs are complex and volatile, making their economic and incentive value less predictable.

4.	Decisions on timing of exercise can cause similarly situated executives to receive substantially different economic returns.
     While the Compensation Committee’s intent is that RSAs reflect the same potential economic benefit as SOSARs, the Company is also modifying the Adjustment Factor formula used to determine the actual number of RSAs to be awarded for different Company financial performance from the Adjustment Factor formula previously used for SOSARs. The RSA Adjustment Factor for 2011 and future grants is as follows (PSUs, as noted above, will no longer rely on an Adjustment Factor):

Pretax Income as a % of Target Income	Adjustment Factor applied to RSAs
125% and above	125%
76% to 124%	100%
75% and Below	75%
     The RSAs cliff vest 34 months after the date of grant.
Incentive Value of Long Term Compensation
     We believe the use of SOSARs and PSUs create long-term incentives that balance the goals of growing stock price and strong Company earnings. We also believe that the 2011 program adjustment to replace SOSARs with RSAs further enhances the long-term equity compensation program as described earlier. Finally, we feel the revised methodology used to determine the maximum RSAs and PSUs available for issuance simplifies the relationship between income performance and RSAs on the one hand, and earnings per share and PSUs on the other.
2010 LTC Equity Awards
     The number of equity awards granted to NEOs is determined by dividing the adjusted LTC target dollar value by our estimate of the likely fair market value of the award on the date of grant. In 2010, the Compensation Committee approved the number of grants to be awarded on the fixed grant date of March 1, 2010 at the February 25, 2010 meeting. The exercise price of $32.75 was the closing price on the grant date.
     We do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation. We do not generally grant equity to new hires on their start dates or at any other time during the year. We may issue shares to executives who join the Company at the closing of corporate acquisitions but do not generally issue equity compensation to employees outside of the annual grant. New non-employee members of the Board of Directors receive an equity grant when they join the Board. Prior to 2011, this was a SOSAR grant.
     Following is the combined fair value of the equity grants made under the 2005 Long-Term Compensation Plan for both 2010 and 2009 grants made to the NEOs. The value below is computed in accordance with Statement of Financial Accounting Standard 123(R), “Share Based Payment,” using a Black-Scholes model and assumptions as described in Note 11 to the Company’s audited financial statements included in the Annual Report on Form 10-K, Item 8.

	LTC (Value)		LTC (Value)
	2010	2010	2009	2009
	maximum	target	maximum	target
Michael J. Anderson	$661,525	$455,200	$283,318	$185,791
Richard R. George	92,153	63,333	43,770	28,617
Nicholas C. Conrad	80,358	55,304	12,209	12,209
Dennis J. Addis	172,700	118,663	50,618	33,537
Harold M. Reed	197,080	134,625	108,046	70,853
Rasesh H. Shah	168,802	113,259	97,320	63,433
     The 2010 grant was made at 75% of the target LTC since pretax income for 2009 was 61% of Target income in accordance with the Adjustment Factor table on page 28. Our 2008 pretax income as a percentage of Target income was 55% which resulted in a similar 25% reduction to target LTC for the 2009 grant. The 2009 LTC delivered was valued at the date of grant which was at or near a five year low market price ($11.02) which impacted the Black-Scholes computed fair value. Consequently, the value delivered for 2009 (as shown above) appears to be unusually low. All grants are approved by the Compensation Committee.
     Our 2010 adjusted income (base for our 2011 grants) was 103% of target income. In accordance with a change in the long-term equity incentive delivery methods, the 2011 award of PSUs was made at 100% of target rather than in accordance with the table on page 28. Coincidentally, the amount awarded for 2011 would be at 100% of target using either method.
Stock Ownership and Retention Policy
     Our Board has adopted a stock ownership and retention policy that applies to all employees and directors who receive equity compensation. The policy is intended to align the interests of Directors, executives and other managers with the interests of the Company’s shareholders by ensuring that executives maintain significant levels of stock in the Company throughout their careers. Our policy specifies both a guideline number of shares that should be owned (the number varies by position), as well as a percentage of additional shares which must be retained as further shares are acquired under the long-term compensation plans. Company officers are required to retain at least 75% of the net shares acquired through the plan until their guideline shareholding level is achieved. Thereafter, they are required to retain 25% of the future net shares which they acquire, subject to a maximum retention requirement of two times their established guideline. The current guideline shareholding requirement for the CEO is 70,000 shares, for a Group President 20,000 shares, and for a Vice President 9,000 shares. The Compensation Committee has approved a reduction in the holding requirements for participants approaching retirement. This reduction begins at two years from retirement and drops the guideline shareholding by 1/3 and by another 1/3 at one year from normal retirement age.
Impact on Executive Compensation from Restatement of Financials
     The CEO, the Vice President, Finance & Treasurer, and the Vice President, Controller and CIO (the Company has no single chief financial officer) may be required to reimburse the Company bonuses, or other incentive-based or equity-based compensation, and profits from securities sales following certain financial restatements resulting from misconduct in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.

Post-Termination Compensation/Retirement Programs
     Our overall retirement philosophy is to provide plans that are competitive, cost effective and work together with Social Security and employee savings to provide meaningful retirement benefits. Significant changes to the retirement program became effective at January 1, 2007 with further changes effective July 1, 2010 in order to:
•	Reduce costs for the Company within an acceptable range;

•	Reduce Company volatility;

•	Provide competitive benefits; and

•	Recognize competitive differences between our retail and non-retail business units.
     The Defined Benefit Pension Plan was frozen for Retail Group participants, effective December 31, 2006 and for non-retail participants on July 1, 2010. Non-retail retirement program changes prior to the freeze included a modification to the benefit formula effective January 1, 2007. Employer matching contributions to the 401(k) were increased for all participants on January 1, 2007 and effective July 1, 2010, non-retail participants will be eligible for additional transition benefits whereby the Company will contribute more to the 401(k). This new contribution will be calculated from a combination of age and years of service and will result in a contribution equal 4.0% of wages for each of the NEOs. Favorable Company results could add an additional 1% contribution for any year.
     There are four separate retirement programs:
•	Defined Benefit Pension Plan (DBPP) — provides lifetime benefit tied to compensation and years of service. Benefit for NEOs were frozen effective July 1, 2010.

•	Supplemental Retirement Plan (SRP) — works in conjunction with DBPP to restore benefits to employees that would otherwise be lost due to statutory limitations applied to the DBPP. Benefit for NEOs were frozen effective July 1, 2010.

•	Retirement Savings & Investment Plan (401(k)) — promotes employee savings for retirement, with Company matching on a portion of the savings and future contributions for non-retail participants as described above.

•	Deferred Compensation Plan (DCP) — works in conjunction with the 401(k) to provide additional elective deferral opportunities to key executives.
Post-Retirement Medical Benefits
     We have a Retiree Health Care Plan that provides post-retirement medical benefits to all eligible full-time employees as of December 31, 2002. The Retiree Health Care Plan is not available to those individuals hired after January 1, 2003. There are no benefit differences under this Retiree Health Care Plan between executives and non-executives.
Post-Employment Contracts
     In January 2009, we entered into agreements with our NEOs and certain other key employees that require us to provide compensation to our CEO or other executives in the event of a non-elective termination of employment or a change in control of the Company. We have historically provided a uniform severance plan for all employees, including executives, in the event of job elimination. Certain vesting periods under our long term incentive (equity) plans may accelerate under certain termination and change of control situations, as more fully described below in “Termination / Change in Control Payments.” These 2009 agreements clarify that qualifying terminations within a specified period up to three months before or up to 24 months after a defined change in control of the Company or NEO’s business group will result in cash severance equal to two years of salary and target bonus, plus certain health benefits for that same two years. For qualifying terminations other than due to a change in control, NEO’s will receive cash severance and certain health benefits for a one year period. The agreements are intended to help assure continuation of management during potential change of control situations, and to assist in recruiting and retention of key executives.
Summary Compensation Table
     The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended December 31, 2010, 2009 and 2008.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
						Non-	Pension Value
						Equity	and
						Incentive	Nonqualified	All
						Plan	Deferred	Other
				Stock	Option	Compen-	Compensation	Compen-
		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Total
Name and Position (1)	Year	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)(8)	($)

Michael J. Anderson	2010	$521,154	$—	$206,325	$248,875	$490,000.	$577,026	$33,505	$2,076,885
President and Chief Executive Officer	2009	519,231	—	97,527	88,264	200,000	251,804	15,905	1,172,731
	2008	494,231	—	277,560	308,600	135,000	377,383	13,509	1,606,283

Richard R. George	2010	217,654	—	28,820	34,513	127,500	156,033	15,711	580,231
Vice President, Controller and CIO	2009	221,192	—	15,153	13,464	56,000	106,259	11,091	423,159
	2008	210,885	—	43,716	48,605	45,000	164,119	10,325	522,650

Nicholas C. Conrad	2010	175,961	—	25,054	30,250	100,000	90,705	13,195	435,165
Vice President, Finance & Treasurer	2009	160,929	—	6,337	5,872	35,000	82,589	10,172	300,899
	2008	152,288	—	15,266	16,973	42,500	84,386	9,933	321,346

Dennis J. Addis	2010	270,923	—	54,038	64,625	310,000	241,335	18,182	959,103
President, Plant Nutrient Group	2009	275,192	—	17,081	16,456	105,000	106,712	11,490	531,931
	2008	260,192	—	83,268	92,580	—	223,374	11,155	670,569

Harold M. Reed	2010	299,000	—	61,406	74,268	385,000	362,217	20,563	1,202,454
President, Grain & Ethanol Group	2009	295,904	—	37,193	34,803	187,000	130,409	12,271	697,580
	2008	274,327	—	94,833	102,995	145,000	221,880	11,279	850,314

Rasesh H. Shah	2010	285,231	—	50,353	68,096	110,000	325,883	19,010	858,573
President, Rail Group	2009	290,077	—	33,887	35,828	30,000	166,530	18,457	574,779
	2008	275,500	—	83,268	105,822	155,000	205,019	11,296	835,905

(1)	NEOs include the CEO, Vice President, Controller and CIO, and Vice President, Finance & Treasurer who certify the annual and quarterly reports we file with the SEC. The Company is not structured with one CFO; therefore, we have three certifying officers. The remaining three NEOs are the three next highest paid executive officers.

(2)	Salary for Rasesh H. Shah, and Harold M. Reed includes voluntary deductions for the Company’s qualified Section 423 employee share purchase plan (“ESPP”) which is available to all employees.

Amounts withheld for 2010 were $24,000 for Rasesh H. Shah and $4,860 for Harold M. Reed. Amounts withheld for 2009 were $24,012 for Rasesh H. Shah and $4,409 for Harold M. Reed respectively. The amounts withheld for 2008 were $24,022 for Rasesh H. Shah.

(3)	Annual bonus is delivered through a formula-based incentive compensation program and included in column (g).

(4)	Represents the grant date fair value of PSUs granted March 1, 2008, March 2, 2009 and March 1, 2010 computed in accordance with the assumptions as noted in Note 11 to the Company’s audited financial statements included in Form 10-K, Item 8. Awards for Nicholas C. Conrad are the grant date fair value of restricted stock granted on March 1, 2008 and March 2, 2009 and grant date fair value of PSUs granted March 1, 2010 computed in accordance with the assumptions as noted in Note 11 to the Company’s audited financial statements included in the 2010 Form 10-K, Item 8. At each grant date, we expected to issue the target award under the PSU grants which is equal to 50% of the maximum award. Following are details of the grant date fair value of the maximum award for all NEOs:

		Maximum Value
Name and Position (1)	Year	Stock Awards ($)
Michael J. Anderson	2010	412,650
President and Chief Executive Officer	2009	195,054
	2008	555,120

Richard R. George	2010	57,640
Vice President, Controller and CIO	2009	30,306
	2008	87,431

Nicholas C. Conrad	2010	50,108
Vice President, Finance & Treasurer	2009	6,337
	2008	15,266

Dennis J. Addis	2010	108,075
President, Plant Nutrient Group	2009	34,162
	2008	166,536

Harold M. Reed	2010	122,813
President, Grain & Ethanol Group	2009	74,386
	2008	189,666

Rasesh H. Shah	2010	100,706
President, Rail Group	2009	67,774
	2008	166,536

(5)	Represents the grant date fair value of SOSARs granted on March 1, 2008, March 2, 2009 and March 1, 2010 computed in accordance with the assumptions as noted in Note 11 to the Company’s audited financial statements included in the 2010 Form 10-K , Item 8. For Rasesh H. Shah and Harold M. Reed (2009 and 2010 only), amounts shown also represent the fair value of the option component in the ESPP. The grant date fair value of this ESPP option is computed in accordance with the assumptions as noted in Note 11 to the Company’s audited financial statements included in the 2010 Form 10-K, Item 8.

(6)	Represents the annual Management Performance Plan payout earned for each NEO as previously described. Approximately 70-75% of the award is based on specific results of the NEO’s formula program with the remainder of the award representing a portion of the Company “discretionary” pool which is also created through a formula. Overall awards (individual formula plus awards from the discretionary pool) are approved by the Compensation Committee.

(7)	Represents the annual change in the NEO’s accumulated benefit obligation. Defined benefit plans include the Defined Benefit Pension Plan and Supplemental Retirement Plan. See Note 13 to the Company’s audited financial statements included in Form 10-K, Item 8 for information about assumptions used in the computation of the defined benefit plans. The deferred compensation plan is a voluntary plan allowing for deferral of compensation for officers and highly compensated employees in excess of the limits imposed by the Internal Revenue Service under the Company’s 401(k) plan. Earnings on the deferred compensation are based on actual earnings on mutual funds held in a Rabbi trust owned by the Company and do not include any above market returns.

(8)	Represents the Company-match and transition benefit contributed to defined contribution plans (401(k) and Deferred Compensation Plan) on behalf of the named executive, life insurance premiums paid by the Company for each of the named executives, service awards, the optional cash payout of vacation not taken and the dollar value of dividend equivalents accrued on expected PSUs earned during the year. These dividend equivalents will be cumulated and converted into additional shares at the end of the performance period. The transition benefit commenced at July 1, 2010 for non-retail employees concurrent with the freeze of the defined benefit pension plan.
Grants of Plan-Based Awards
     During 2010, we granted awards to our NEOs pursuant to the 2005 Long-Term Performance Compensation Plan and our management performance program (“MPP”). Information with respect to each of the awards, including estimates regarding payouts during the relevant performance period under each of these awards on a grant by grant basis, is set forth below.

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
										All Other
									All	Option		Grant
									Other	Awards:		Date
									Stock	Number		Fair
			Estimated Future Payouts Under			Estimated Future Payouts			Awards:	of	Exercise	Value of
			Non-Equity Incentive Plan			Under Equity Incentive Plan			Number	Securities	or Base	Stock
			Awards (1)			Awards(2)			of Shares	Under-	Price of	and
		Date of			Maxi-			Maxi-	of Stock	lying	Option	Option
	Grant	Board	Threshold	Target	mum	Thres-	Target	mum	or Units	Options	Awards	Awards
Name	Date	Action	($)	($)	($)	hold (#)	(#)	(#)	(#)(5)	(#)(3)	($)(4)	($)

Michael J. Anderson	1/1/10	2/23/07	$—	$—	$—	—	—	—	112	—	$—	$2,892
	3/1/10	2/26/10	102,840	342,800	685,600	1,260	6,300	12,600	—	18,100	32.750	455,200

Richard R. George	1/1/10	2/23/07	—	—	—	—	—	—	13	—	—	336
	3/1/10	2/26/10	26,970	89,900	179,800	176	880	1,760	—	2,510	32.750	63,333

Nicholas C. Conrad	1/1/10	2/23/07	—	—	—				—	—	—	—
	3/1/10	2/26/10	23,700	79,000	158,000	153	765	1,530	—	2,200	32.750	55,304

Dennis J. Addis	1/1/10	2/23/07	—	—	—	—	—	—	33	—	—	852
	3/1/10	2/26/10	40,740	135,800	271,600	330	1,650	3,300	—	4,700	32.750	118,663

Harold M. Reed	1/1/10	2/23/07	—	—	—	—	—	—	42	194	25.820	1,049
	3/1/10	2/26/10	49,290	164,300	328,600	375	1,875	3,750	—	5,325	32.750	134,625

Rasesh H. Shah	1/1/10	2/23/07	—	—	—	—	—	—	46	959	25.820	5,190
	3/1/10	2/26/10	40,740	135,800	271,600	308	1,538	3,075	—	4,575	32.750	113,259

(1)	Amounts listed for the non-equity incentive compensation plan represent the individual formula maximum, target and threshold under the MPP program. The program also provides for an additional amount up to 25-30% of the overall pool which is subject to and funded by Company earnings. This discretionary pool is available for award to all plan participants. Determination of this award component is made by the President and CEO and approved by the Compensation Committee. The President and CEO’s discretionary award is determined by the Compensation Committee. As noted previously, the Company has elected to limit base salaries and place more compensation dollars “at risk” which may be earned in this incentive program. The Thresholds and Targets for each business unit and the total Company are presented by the Company for each NEO (and their business group) and are preliminarily approved by the Board in its December meeting prior to the beginning of the plan year.

(2)	Equity awards are PSUs which will be awarded based on the three year cumulative diluted EPS for the years 2010-2012. The maximum award in column (h) is made at 10% growth in this measure from a 2010 plan income baseline for diluted EPS with a threshold award (column (f)) at 3% growth from 2010 plan income baseline for diluted EPS. Cumulative diluted EPS for years ended 2010-2012 must equal a minimum of $8.53 to trigger the minimum award, $10.02 for the target award and the maximum award will be issued if $11.78 is attained. These awards require employment at the end of the performance period except in the case of death, permanent disability, retirement or termination without cause as a result of a sale of the business unit. If an employee meets one of these exceptions and if the award triggers at the end of three years, the grantee will receive a pro rata award. At the end of the three year performance period, the appropriate number of shares will be issued along with additional shares representing equivalent dividends paid to shareholders during the period. The Company is currently expensing this award at the target level (50% of the maximum award) and expects that this target is the most probable outcome at this time.

(3)	Option awards granted March 1, 2010 are SOSARs that vest 1/3 per year after 1, 2 and 3 years of service. After the final vesting period ends, the holder has up to twenty five months to exercise the option at which point the appreciation (or aggregated gain) in the number of SOSAR shares granted is delivered in the form of stock to the holder. Vesting is accelerated in the event of death, permanent disability, retirement or termination of employment due to the sale of a business unit. If vesting is accelerated, there is a one year window in which to exercise. Option awards granted January 1, 2010 are shares purchased under the Company’s ESPP which has an option component allowing for the withholding of wages to purchase (at year end) common stock at the lower of the beginning of the year or end of the year price.

(4)	Exercise price is equal to the closing price of the shares on the grant date. For all 2010 awards granted March 1, 2010, the exercise price is $32.75, the closing price on March 1, 2010.

(5)	Grants represent dividend equivalents on the 2007 PSU grant that was vested and issued as of January 1, 2010. Cumulative dividends for 2007 through the date of issuance were $0.98 which was multiplied by the shares issued and converted to shares at the December 31, 2009 closing price of $25.82.

Outstanding Equity Awards at Fiscal Year-End
     The following table summarizes equity awards granted to our NEOs that were outstanding at the end of fiscal 2010.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

	Option Awards					Stock Awards
			Equity					Equity
			incentive plan				Market	incentive plan	Equity incentive
		Number of	awards:			Number	value of	awards:	plan awards:
	Number of	securities	number of			of shares	shares or	number of	market or payout
	securities	underlying	securities			or units	units of	unearned	value of unearned
	underlying	unexercised	underlying			of stock	stock that	shares, units	shares, units or
	un-exercised	options (#)	unexercised		Option	that have	have not	or other rights	other rights that
	options (#)	unexercisable	unearned	Option exercise	expiration	not	vested	that have not	have not vested
Name	exercisable	(1)	options (#)	price ($)	date	vested	($)(3)	vested (#)(2)	($)

Michael J. Anderson	20,000	—	—	$5.0000	1/1/2012	—	—	—	—
	44,000	—	—	$39.1150	4/1/2011	—	—	—	—
	25,700	—	—	$42.3000	4/1/2012	—	—	—	—
	13,333	6,667	—	$46.2600	4/1/2013	—	—	—	—
	7,867	15,733	—	$11.0200	4/1/2014	—	—	—	—
	—	18,100	—	$32.7500	4/1/2015	—	—	—	—
	—	—	—	—	—	—	—	12,000	$436,200
	—	—	—	—	—	—	—	17,700	$643,395
	—	—	—	—	—	—	—	12,600	$458,010
Richard R. George	6,000	—	—	$39.1150	4/1/2011	—	—	—	—
	2,800	—	—	$42.3000	4/1/2012	—	—	—	—
	2,100	1,050	—	$46.2600	4/1/2013	—	—	—	—
	1,200	2,400	—	$11.0200	4/1/2014	—	—	—	—
	—	2,510	—	$32.7500	4/1/2015	—	—	—	—
	—	—	—	—	—	—	—	1,890	$68,702
	—	—	—	—	—	—	—	2,750	$99,963
	—	—	—	—	—	—	—	1,760	$63,976
Nicholas C. Conrad	1,150	—	—	$39.1150	4/1/2011	—	—	—	—
	600	—	—	$42.3000	4/1/2012	—	—	—	—
	733	367	—	$46.2600	4/1/2013	—	—	—	—
	—	1,046	—	$11.0200	4/1/2014	—	—	—	—
	—	2,200	—	$32.7500	4/1/2015	—	—	—	—
	—	—	—	—	—	330	$11,996	—	—
	—	—	—	—	—	575	$20,901	—	—
	—	—	—	—	—	—	—	1,530	$55,616
Dennis J. Addis	16,000	—	—	$39.1150	4/1/2011	—	—	—	—
	7,770	—	—	$42.3000	4/1/2012	—	—	—	—
	4,000	2,000	—	$46.2600	4/1/2013	—	—	—	—
	1,467	2,933	—	$11.0200	4/1/2014	—	—	—	—
	—	4,700	—	$32.7500	4/1/2015	—	—	—	—
	—	—	—	—	—	—	—	3,600	$130,860
	—	—	—	—	—	—	—	3,100	$112,685
	—	—	—	—	—	—	—	3,300	$119,955
Harold M. Reed	14,000	—	—	$39.1150	4/1/2011	—	—	—	—
	10,000	—	—	$42.3000	4/1/2012	—	—	—	—
	4,450	2,225	—	$46.2600	4/1/2013	—	—	—	—
	3,000	6,000	—	$11.0200	4/1/2014	—	—	—	—
	—	5,325	—	$32.7500	4/1/2015	—	—	—	—
	—	—	—	—	—	—	—	4,100	$149,035
	—	—	—	—	—	—	—	6,750	$245,363
	—	—	—	—	—	—	—	3,750	$136,313
Rasesh H. Shah	24,000	—	—	$39.1150	4/1/2011	—	—	—	—
	11,000	—	—	$42.3000	4/1/2012	—	—	—	—
	4,000	2,000	—	$46.2600	4/1/2013	—	—	—	—
	2,634	5,266	—	$11.0200	4/1/2014	—	—	—	—
	—	4,575	—	$32.7500	4/1/2015	—	—	—	—
	—	—	—	—	—	—	—	3,600	$130,860
	—	—	—	—	—	—	—	6,150	$223,553
	—	—	—	—	—	—	—	3,075	$111,776

(1)	Unvested SOSARs with an expiration date of April 1, 2013, April 1, 2014 and April 1, 2015 will be fully vested on March 1, 2011, March 2, 2012, and March 1, 2013, respectively. Awards made beginning in 2008 were made with graded vesting of one third after 12 months, another third after 24 months and the final third after 36 months.

(2)	Equity incentive plan awards that have not vested represent PSUs as described previously. These amounts represent the maximum award for each tranche with performance periods ending January 1, 2011, January 1, 2012 and January 1, 2013, respectively. The market value for these grants is based on a December 31, 2010 closing price of $36.35. Currently the Company expects payout at 0%, 50% and 50% for the performance periods ending January 1, 2011, 2012 and 2013, respectively.

(3)	Represents the market value of outstanding restricted shares at December 31, 2010 closing price of $36.35.
Option Exercises and Stock Vested
     With respect to the NEOs, the following table provides information concerning stock options that were exercised during fiscal 2010. Stock awards that vested during fiscal 2010 were PSUs granted in 2007 plus dividend equivalent shares as described previously.

(a)	(b)	(c)	(d)	(e)

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares
	Acquired on	Realized on	Acquired on	Value Realized on
Name	Exercise (#)(1)	Exercise ($)	Vesting (#)	Vesting ($)

Michael J. Anderson	20,000	$369,600	3,048	$78,699
Richard R. George	—	—	332	8,572
Nicholas C. Conrad	524	10,883	165	4,260
Dennis J. Addis	8,400	136,332	888	22,928
Harold M. Reed	5,000	10,025	1,125	29,048
Rasesh H. Shah	25,000	470,650	1,243	32,094

(1)	All exercises in 2010 were non-qualified options issued in 2005, except for Nicholas Conrad and Harold Reed who exercised SOSARs granted on March 2, 2009 and April 1, 2006, respectively.
Pension Benefits
     The Company maintains a Pension Committee, not comprised of independent directors. The Board has delegated its authority to perform certain administrative, regulatory and fiduciary duties required of management as plan sponsor to the Pension Committee. The Pension Committee acts as the Plan Administrator for the Defined Benefit Pension Plan, Supplemental Retirement Plan, Retirement Savings and Investment Plan, Deferred Compensation Plan, and the Employee Share Purchase Plan. As noted previously, the Defined Benefit Pension Plan and Supplemental Retirement Plan were frozen for non-retail employees as of July 1, 2010.
     The retirement benefit for service through December 31, 2006 is a life annuity beginning at age 65 equal to 1.0% of average compensation plus 0.5% of average compensation in excess of Social Security Covered Compensation (a 35-year average of the Social Security wage bases), multiplied by the applicable years of service. The calculation of average compensation is based on the highest compensation earned in five years of employment up to and including 2011. Benefits accrued prior to January 1, 2004 are available as a lump sum or an annuity. Benefits accrued after January 1, 2004 are required to be taken in an annuity.
     For service after December 31, 2006 through June 30, 2010, non-retail employees will receive a retirement benefit of 1% of compensation earned in each applicable year of service. A year of service is generally 1,000 or more hours worked during a calendar year.
     Compensation is defined as total wages, salary, bonuses, commissions and overtime pay. For the qualified plans, compensation for the year is capped at the statutory limit for the applicable year under Section 401(a)(17) of the Internal Revenue Code. For the non-qualified plans, compensation is not capped. This results in a combined payout (from both plans) equal to a payout under the qualified plan as if there were no Internal Revenue Code cap.
     Early retirement can be elected as early as age 55 with 10 years of service. The retirement benefit is the benefit as stated above, reduced by 0.5% for each month retirement precedes age 65. Of the NEOs, only Hal Reed is not currently eligible for early retirement benefits.
     The table below shows the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, under each of the Defined Benefit Pension Plan (“DBPP”) and the Supplemental Retirement Plan (“SRP”) determined using interest rate and mortality rate assumptions consistent with those used in the Company’s audited financial statements.

(a)	(b)	(c)	(d)	(e)

		Number of	Present value	Payments
		years credited	of accumulated	during last
Name	Plan Name	service (#)(1)	benefit ($)(2)	fiscal year ($)

Michael J. Anderson	DBPP	23	$572,696	$—
	SRP	23	1,758,838	—
Richard R. George	DBPP	23	631,808	—
	SRP	23	268,617	—
Nicholas C. Conrad	DBPP	27	532,895	—
	SRP	27	208	—
Dennis J. Addis	DBPP	23	531,977	—
	SRP	23	544,277	—
Harold M. Reed	DBPP	27	504,845	—
	SRP	27	760,164	—
Rasesh H. Shah	DBPP	26	530,908	—
	SRP	26	792,117	—

(1)	Plans were instituted in 1984 for non-partners of the predecessor partnership of the Company. Former partners entered the plan in 1988. All individuals listed have years of Company service in excess of the listed years of credited service. Credited service is the number of years in which 1,000 hours of service are earned subsequent to plan entry date.

(2)	Present value of accumulated benefits calculated by discounting the December 31, 2010 accumulated benefit payable at normal retirement age under the normal annuity form. This discounting uses a discount rate of 5.2% discount rate for the DBPP and a discount rate of 4.2% for the SRP. Mortality was based on the RP2000 Static, Non-generational Mortality Table projected to 2010 with rates blended for annuitants and non-annuitants.

Nonqualified Deferred Compensation
     The Company provides a non-qualified Deferred Compensation Plan (“DCP”) for employees whose Retirement Savings Investment Plan (“401(k)”) contributions are limited by Internal Revenue Service regulations. The DCP mimics the 401(k) sponsored by the Company in that participants may select the same investment options (excluding Company Common Shares) providing the potential for equivalent returns. The plan assets are held in a Rabbi Trust on the Company’s balance sheet and a liability is included for the compensation deferred by employees. Currently, eligible employees may defer up to 30% of their base salary and up to 50% of their bonus. Set forth below is a table with the NEOs’ information for the plan for 2010:

(a)	(b)	(c)	(d)	(e)	(f)

		Registrant	Aggregate	Aggregate
	Executive	contributions	earnings in	withdrawals /	Aggregate
	contribution	in last FY ($)	last FY ($)	distributions	balance at
Name	in last FY ($)	(1)	(1)	($)	last FYE ($)

Michael J. Anderson	$—	$6,462	$41,062	$—	$287,266
Richard R. George	8,706	—	10,428	—	112,951
Nicholas C. Conrad	8,798	—	29,988	—	202,568
Dennis J. Addis	—	1,255	15,143	—	134,754
Harold M. Reed	—	1,852	292	—	3,554
Rasesh H. Shah	47,285	1,320	71,901	—	767,389

(1)	The registrant contributions above are included in the Summary Compensation Table as part of “All Other Compensation.” As the investments are made in mutual funds, none of the earnings are above-market and are therefore not included in the Summary Compensation Table.
Termination / Change in Control Payments
     In 2009, the Company formalized its past practice of granting severance in the event of position elimination and added severance payments in the event of a change in control through the completion of Change in Control and Severance Policy Participation Agreements. These 2009 agreements clarify that qualifying terminations within a specified period up to three months before or up to 24 months after a defined change in control of the Company or an NEO’s business group will result in cash severance equal to two years of salary and target bonus, plus certain health benefits for that same two years. At the participant’s election the severance payments will be paid out in a lump sum or in continuous payroll period installments over the benefit period. For qualifying terminations other than due to a change in control, NEO’s will receive cash severance and certain health benefits for a one year period. Payments under the Defined Benefit Pension Plan, Supplemental Retirement Plan and Deferred Compensation Plan are not impacted by these agreements.
     Under each of the Change in Control and Severance Policy Participation Agreements, the applicable executive agrees not to divulge confidential information during or after his term of employment. In addition, the executive agrees not to compete with, or solicit the customers or employees of, the Company during and for a period of one year following a termination of employment without cause (for which period the executive will receive severance payments). Upon a termination of employment without cause and following a change of control of the Company, this period is extended to two years (for which period the executive will receive severance payments).

     The following table presents the value of these agreements by NEO as if termination occurred on December 31, 2010:

					Additional
				Outplacement	Severance		Cash value
	Severance	Bonus	Health	Services	for Change	Cash	if Change in
Name	(1)	(2)	(3)	(4)	in Control (5)	value	Control
Michael J. Anderson	$521,154	$342,800	$10,651	$12,000	$1,206,754	$886,605	$2,093,359
Richard R. George	217,654	89,900	10,464	12,000	397,454	330,018	727,472
Nicholas C. Conrad	175,961	79,000	10,548	12,000	333,961	277,509	611,470
Dennis J. Addis	270,923	135,800	10,903	12,000	542,523	429,626	972,149
Harold M. Reed	299,000	164,300	14,612	12,000	627,600	489,912	1,117,512
Rasesh H. Shah	285,231	135,800	10,488	12,000	556,831	443,519	1,000,350

(1)	Severance for other than a change in control is equal to one year’s salary.

(2)	Bonus is equal to target bonus to be paid for 2010 and represents bonus earned prior to termination. If termination were to occur other than at December 31, this amount would be prorated.

(3)	Value of health benefits to be continued for up to 52 weeks based on years of service. All NEOs qualify for a full year of coverage. NEOs are responsible to continue their share of premium consistent with their coverage prior to termination.

(4)	Value estimated for one year of service (maximum to be provided).

(5)	If a termination is due to a change in control, participants are eligible for an additional year of severance plus two additional years of target bonus.
     If an NEO was terminated on December 31, 2010 due to death, permanent disability, retirement (early or normal) or involuntarily without cause as a result of a sale of his business unit, the applicable officer would also be entitled to accelerated vesting of his outstanding SOSARs and PSUs as set forth opposite his name in the table below. In the event of termination for cause, all awards are immediately cancelled and no severance is paid. Unvested awards that vest within a year following termination (for reasons other than cause) may be exercised prior to the expiration of one year after termination. All employees may exercise vested awards for up to one year after termination (if for reasons other than cause).

	SOSAR (1)		PSU(2)
	Number early		Common	Value
Name	vested	Exercise Price	Shares Issued	($)
Michael J. Anderson	6,667	$46.260	8,000	$290,800
	15,733	$11.020
	18,100	$32.750
Richard R. George	1,050	$46.260	1,210	$43,984
	2,400	$11.020
	2,510	$32.750
Nicholas C. Conrad	367	$46.260	905	$32,897
	1,046	$11.020
	2,200	$32.750
Dennis J. Addis	2,000	$46.260	1,583	$57,542
	2,933	$11.020
	4,700	$32.750
Harold M. Reed	2,225	$46.260	2,875	$104,506
	6,000	$11.020
	5,325	$32.750
Rasesh H. Shah	2,000	$46.260	2,563	$93,165
	5,266	$11.020
	4,575	$32.750

(1)	Immediate vesting of unvested awards with one year to exercise.

(2)	Vesting of each tranche of PSUs occurs after the end of the respective three year performance period (which determines the number of shares awarded). NEOs who have separated then earn a pro rata share of their total award based on the number of months actually worked in the 3 year period. The PSUs in the table above include three grants — one vesting immediately, one which has one year remaining in the performance period and the other which has two years remaining. The common shares listed in the table above include the 2008 grant (which vested January 1, 2011), two thirds of the 2009 grant and one third of the 2010 grant. The award above assumes that no shares are issued under the 2008 grant and the target number of shares (50%) was issued for the 2009 and 2010 grant. The value is derived using the December 31, 2010 market price of $36.35.
     Termination due to death would result in the following life insurance proceeds in addition to the acceleration of equity awards.

Name	Life Insurance Proceeds

Michael J. Anderson	$750,000
Richard R. George	437,000
Nicholas C. Conrad	355,000
Dennis J. Addis	572,000
Harold M. Reed	634,000
Rasesh H. Shah	572,000
Director Compensation
     The following description of director compensation reflects the current program approved by the Board of Directors in August 2006, revised in December 2008 and further revised in October 2010.
     Directors who are not employees of the Company receive an annual retainer of $45,000 ($28,000 annually through October 2010). Committee chairpersons each receive an additional retainer as follows: Audit Committee chair $10,000 annually ($6,000 annually through October 2010), all other Committees $5,000 annually ($3,000 annually through October 2010). The lead director also receives a $15,000 annual retainer ($5,000 annual retainer through October 2010). Directors may elect to receive their retainers in cash or Common Shares and beginning in 2009, retainers are paid on a quarterly basis (May, August, November and February).
     Prior to November 2010, non-employee directors received $1,500 per full board meeting they attended in person ($1,000 for telephonic attendance). After October, 2010 no further meeting fees were separately paid for full board meetings Committee meetings are paid at $1,250 for the Audit Committee and $1,000 for all other Committees. Telephonic attendance at committee meetings is paid at one half of the full meeting fee. Additional compensation may be paid to individual directors for work requiring time and effort beyond what is normally expected to prepare for and attend Board and Committee meetings including orientation for new directors and special projects.
     Directors receive an annual equity grant. As mentioned above, for 2011 and beyond, the Compensation Committee has endorsed a change to replace SOSARs with RSAs for directors beginning with the March 1, 2011 grants. The value of annual grants was increased from $35,000 to $50,000 effective with the March 1, 2011 grants. The Adjustment Factor table mentioned above, that applies to management grants, also applies to Director grants. Director grants of RSA’s will fully vest after one year from date of grant. Directors have an equity ownership guideline of 7,000 shares (4,000 shares prior to November 2010). Until reaching this ownership level, they are required to retain 75% of the shares issued through equity grants by the Company. Directors appointed to the Board receive a pro rata annual retainer and initial equity grant with a fair value approximately equal to $12,000.
     Michael J. Anderson is the only employee director. He receives no additional compensation for his directorship.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

				Non-	Change in pension
	Fees			equity	value and	All
	earned			incentive	nonqualified	other
	or paid	Stock	Option	plan	deferred	compen-
	in cash	awards	awards	compen-	compensation	sation
Name	($)	($)(1)	($)(2)	sation ($)	earnings ($)	($)	Total ($)

Gerard M. Anderson	$42,250	$—	$33,000	$—	$—	$—	$75,250
Catherine M. Kilbane	16,000	35,782	33,000	—	—	—	84,782
Robert J. King, Jr.	48,250	—	33,000	—	—	—	81,250
Ross W. Manire	45,750	—	33,000	—	—	—	78,750
Donald L. Mennel	57,500	—	33,000	—	—	—	90,500
David L. Nichols	46,500	7,015	33,000	—	—	—	86,515
John T. Stout, Jr.	25,125	16,145	33,000	—	—	—	74,270
Charles A. Sullivan	9,250	3,507	16,500	—	—	—	29,257
Jacqueline F. Woods	48,500	—	33,000	—	—	—	81,500

(1)	Directors may make an election to receive common stock in lieu of all or 50% of the retainer fees. All of these shares are fully vested. For purposes of determining the number of shares to be issued in lieu of such fees, the shares are valued at the closing price on the date of issuance which was January 29 ($26.98), May 10 ($34.33), July 29 ($34.97) and October 29 ($39.37) for the fees noted above.

(2)	The fair value of the SOSAR grants made were computed in accordance with the assumptions as noted in Note 11 to the Company’s audited financial statements included in the 2010 Form 10-K, Item 8. Charles A. Sullivan received a partial (50%) grant in anticipation of their upcoming retirement from the Board. Charles A. Sullivan has remaining equity awards that may be exercised up to one year after his retirement or May 8, 2011. Outstanding equity awards for non-employee directors and former directors at December 31, 2010 are as follows:

Name	Outstanding SOSARs

Gerard M. Anderson	9,107
Catherine M Kilbane	11,200
Robert J. King, Jr.	20,100
Ross W. Manire	7,900
Donald L. Mennel	20,100
David L. Nichols	18,566
John T. Stout, Jr.	3,548
Charles A. Sullivan	17,366
Jacqueline F. Woods	20,100

Other Information
Shareholder Proposals for 2012 Annual Meeting
     Shareholder proposals intended for inclusion in the Company’s proxy statement relating to its 2012 annual meeting must be received by the company no later than November 15, 2011 and must otherwise comply with the SEC’s rules, to be considered for inclusion in the Company’s proxy materials.
     In addition, the Company’s Code of Regulations establishes advance notice procedures for (1) the nomination, other than by or at the direction of the Board or the Company, of candidates for election as directors and (2) business to be brought before an annual meeting of shareholders other than by or at the direction of the Board or the Company. Any shareholder who wishes to submit a proposal to be acted upon at next year’s annual meeting or who proposes to nominate a candidate for election as a director must submit such notice in compliance with such procedures. Any such proposals, as well as any questions related thereto, should be timely submitted in writing to the Company’s Secretary at the address below. The Company’s Secretary must receive any such proposals or nomination no earlier than January 7, 2012 and no later than February 6, 2012. The Company will not entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in the Company’s Code of Regulations. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, proxy holders may exercise discretionary voting authority under proxies that the Company solicits to vote in accordance with their best judgment on any such shareholder proposal or nomination.
Additional Information
     This proxy information is being mailed with the Company’s December 31, 2010 Summary Annual Report to Shareholders including the Annual Report on Form 10-K. You may obtain additional copies of the Company’s Annual Report on Form 10-K free of charge upon oral or written request to the Secretary of the Company at 480 West Dussel Drive, Maumee, Ohio 43537. You may also obtain a copy of this document at the Securities and Exchange Commission’s Internet site at http://www.sec.gov. Our Annual Report on Form 10-K was filed on March 1, 2011 and this proxy statement will be filed on or about March 15, 2011.
     The proxies being solicited are being solicited by the Board of Directors of the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company. Our directors, officers and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise.
     Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope or register your vote by phone or internet as soon as possible.

By order of the Board of Directors
/s/ Naran U. Burchinow
Naran U. Burchinow
Secretary

Appendix A
LIST OF COMPANIES USED TO BENCHMARK EXECUTIVE COMPENSATION
A.H. Belo — Dallas Morning News
Ace Hardware
AGL Resources
Air Liquide America
Akzo Nobel — Car Refinishes
Akzo Nobel — Functional Chemicals
Akzo Nobel — Industrial Finishes
Akzo Nobel — International Paint
Akzo Nobel — National Starch
Akzo Nobel — Powder Coatings
Akzo Nobel — Pulp & Paper Chemicals
Akzo Nobel — Surfactants
Alex Lee
Alex Lee — Institution Food House
Alex Lee — Lowes Foods Stores
Alex Lee — Merchants Distributors
Alexander & Baldwin
Alexander & Baldwin — Matson Navigation
Alexander & Baldwin — Property Development & Management
Amcor Limited
Amcor Limited — Amcor PET Packaging
American Century Investments
American Crystal Sugar
American Transmission
Americas Styrenics
Amsted Industries
Amsted Industries — Amsted Rail
Amsted Industries — Baltimore Aircoil
Amsted Industries — Consolidated Metco
Amsted Industries — Griffin Pipe
ArcelorMittal Tubular Products
ArcelorMittal Tubular Products Mechanical
Arch Chemicals
Argonne National Laboratory
Arkema
Ashland — Consumer Markets
Ashland — Hercules Water Technologies
Ashland — Performance Materials
Ashland—Aqualon Functional Ingredients
ASML
Atlas Energy
Bacardi Limited — Bacardi USA
Baker Petrolite
Barclaycard US
Barilla Pasta US
Barnes Aerospace
Barnes Group
Beiersdorf
Belden
BELIMO Americas
Benteler North America
Bic Corporation
Borders Group
Borealis Compounds
Boston Beer
Brambles
BreitBurn Management Company
Brookhaven National Laboratory
Buckman Laboratories
Cabela’s
Cabot
Calgon Carbon
Canexus
Carter’s
Central Vermont Public Service
Champion Technologies
Champs Sports
Chemtura
Chicago Mercantile Exchange
Cimarex Energy
Clariant
Clement Pappas
COG Operating
Cognis
Constellation Brands — Constellation Services
Constellation Brands — Constellation Wines US
Constellation Brands — Fusion
Constellation Brands — North America IT
Continental Resources
Cooper Industries — B-Line
Cooper Industries — Bussmann
Cooper Industries — Cooper Tools
Cooper Industries — Crouse-Hinds ECM
Cooper Industries — Lighting
Cooper Industries — Power Systems
Cooper Industries — Wiring Devices
CSN
Curtiss-Wright
Curtiss-Wright — Metal Improvement
Curtiss-Wright—Controls
Curtiss-Wright—Flow Control
Cytec Industries
Danfoss
Deere — John Deere Credit
Delaware North
Denbury Resources
Denso Manufacturing
DPL
DSM Resins — DSM Chemicals

Appendix A
LIST OF COMPANIES USED TO BENCHMARK EXECUTIVE COMPENSATION
DSM Resins—DSM Nutritional Products
Duquesne Light
E.ON U.S.
Eagle Ottawa
Edison International — Edison Mission
Electric Reliability Council of Texas
Embraer
EMD Chemicals
Energy Future Holdings — Luminant Energy
Energy Partners Ltd.
Evonik Degussa
EXCO Resources
FedEx — FedEx Office and Print Services
Ferrero USA
Ferro Corporation
Firmenich, Incorporated
Flexco
Florida Municipal Power Agency
FMC Corporation — Agricultural Products Group
FMC Corporation — Industrial Chemicals Group
FMC Corporation — Specialty Chemicals Group
Fonterra
Foot Locker Stores
Footlocker.com/Eastbay
Fortune Brands — Beam Global Spirits & Wine
Foster’s Group — Foster’s Wine Estates Americas
GDF SUEZ Energy — United Water
GDF SUEZ Energy—SUEZ Energy Generation North America
GDF SUEZ Energy—SUEZ Energy LNG North America
GDF SUEZ Energy—SUEZ Energy Marketing North America
GDF SUEZ Energy—SUEZ Energy Retail North America
General Electric — GE Eqp Svcs, Trailer Fleet Svcs
GEO Specialty Chemicals
Georgia Gulf
Glatfelter
Global Cash Access
GNC
GrafTech International
Griffith Laboratories USA
Groupe SEB
Gruma Corporation — Mission Foods
GSI Commerce, Inc.
Guest Services
H.B. Fuller
Handy & Harman
Heineken USA
Helmerich & Payne, Inc.
Hexagon Metrology
HighMount Exploration & Production LLC
Hilcorp Energy Company
HMS Host
Huhtamaki
Huntsman — Textile Effects
ICL Industrial Products
Infineum USA
Ingersoll — Rand — Industrial Technologies
Ingersoll — Rand — Security Technologies
Ingersoll Rand Company Limited — Enterprise Services
Innophos
International Flavors & Fragrances
Iroquois Pipeline
Isuzu Motors — Isuzu Commercial Truck of America
Isuzu Motors — Isuzu North America
Jaguar Land Rover NA
Joy Global — Joy Mining Machinery
Kforce
Kraft Foods — Cadbury Adams
Kruger Products
L.L. Bean
L/B Water Service
Lanxess
Limited Stores
Linde Group, North America Inc.
Lonza
Lopez Foods
LVMH Moet Hennessy Louis Vuitton — Moet Hennessy USA
MacDermid
Marmon Group — Union Tank Car
Matthews International
MeadWestvaco — Calmar
MeadWestvaco — Community Development & Land Management
MeadWestvaco — Consumer & Office Products
MeadWestvaco — Consumer Solutions
MeadWestvaco — Packaging Resource Group
MeadWestvaco — Specialty Chemicals
Michaels Stores — Aaron Brothers Stores
Michelman
Millennium Inorganic Chemicals
Mirant
Mitsubishi International

Appendix A
LIST OF COMPANIES USED TO BENCHMARK EXECUTIVE COMPENSATION
Modine Manufacturing
Molson Coors Brewing
Moog
Motion Picture Industry Pension and Health Plans
NACCO Materials Handling
Newark InOne
Newman’s Own
NewMarket
Nexen Petroleum USA
Noble Energy
Noranda Aluminum
Noranda Aluminum — Noranda Primary
Noranda Aluminum — Norandal
Old Dominion Electric Cooperative
Olin — Chlor Alkali
optionsXpress
PCS — Potash
Perfetti Van Melle USA
Pernod Ricard SA — Pernod Ricard USA
PETCO
Piedmont Natural Gas
Pier 1 Imports
PJM Interconnection
PNM Resources
Potash of Saskatchewan
Powersouth
PPG Industries — Chemicals
PPG Industries — Glass
Premier
Randstad Holding
Recreational Equipment
Remy Cointreau USA
Restoration Hardware
Rhodia
Ritchie Bros. Auctioneers
Roquette America
Sasol North America
Sazerac
Sears Holdings — Lands’ End
Severstal—Severstal North America
ShopKo Stores — ShopKo Stores
Siegwerk USA
Sierra Southwest Co-Op Services
Skyy Spirits
Smithfield Foods
Solvay America
Solvay America — Solvay Advanced Polymers
Solvay America — Solvay Chemicals
Solvay America — Solvay Solexis
South Jersey Industries
South Jersey Industries — Energy Solutions
South Jersey Industries — South Jersey Gas
Southco
Southern Company — Mississippi Power
Southern Company — Southern Nuclear Operating
Southern Minnesota Municipal Power Agency
Southwest Gas
Sports Authority
SRA International
Stanley Black & Decker
Sunoco — Chemical Division
Swift Energy Operating
T.D. Williamson
Tate & Lyle Americas
Tate & Lyle Americas — Ingredients Americas
Tate & Lyle Americas — Tate & Lyle Sucralose
Telefonica International Wholesale Services
Thomas Steel Strip
TOTAL S.A. — Total Petrochemicals USA
Tronox
Ultra Petroleum Corporation
Umicore
United Space Alliance
Unitil
Valley Services
Vallourec
Valmont Industries
Valmont Industries — International
Valmont Industries — Irrigation
Valmont Industries — Structures Division
Valmont Industries — Utilities
Voith — Voith Paper Fabric & Roll Systems
Westlake Chemical
Weston Solutions
William Grant & Sons
Williams-Sonoma — Outlet Stores
Williams-Sonoma — Pottery Barn
Williams-Sonoma — Pottery Barn Kids
Williams-Sonoma — West Elm
Williams-Sonoma — Williams-Sonoma Stores
Wills Group
WireCo
YMCA Retirement Fund
Zep
ZF Group — North American Operations

Appendix B
LIST OF COMPANIES USED TO BENCHMARK CEO COMPENSATION
Alliance One International, Inc.
Arch Chemicals, Inc.
Aventine Renewable Energy Holdings, Inc.
Boise, Inc.
Cal Maine Foods, Inc.
Calumet Specialty Products Partners, L.P.
Cascades Inc
Central Garden & Pet Co.
Cf Industries Holdings, Inc.
Cott Corp
Delek Us Holdings, Inc.
Ferro Corp
Freightcar America, Inc.
Gatx Corp
Georgia Gulf Corp
Green Plains Renewable Energy, Inc.
Greenbrier Companies, Inc.
Lancaster Colony Corp
Nacco Industries, Inc.
Newmarket Corp
Polyone Corp
Ralcorp Holdings, Inc.
Sanderson Farms, Inc.
Spartan Stores, Inc.
Terra Industries, Inc.
Tractor Supply
Universal Forest Products, Inc.

THE ANDERSONS, INC.
PO BOX 119
ATTN: MARY SCHROEDER
MAUMEE, OH 43537
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS	M32080-P07805-Z54878	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE ANDERSONS, INC.	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	All	All	Except

The Board of Directors recommends you vote FOR the following:	☐	☐	☐

1.	Election of Directors
Nominees:

01)	Michael J. Anderson	06)	Donald L. Mennel

02)	Gerard M. Anderson	07)	David L. Nichols

03)	Catherine M. Kilbane	08)	John T. Stout, Jr.

04)	Robert J. King, Jr.	09)	Jacqueline F. Woods

05)	Ross W. Manire

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year ending December 31, 2011.	☐	☐	☐

3.	An advisory vote approving the named executive officer compensation, and resolution, provided in the proxy.	☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:		1 Year	2 Years	3 Years	Abstain

4.	An advisory vote on the frequency of shareholder votes on executive compensation.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

        Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

M32081-P07805-Z54878

THE ANDERSONS, INC.
Annual Meeting of Shareholders
May 6, 2011 8:00 AM
This proxy is solicited by the Board of Directors
The shareholder hereby appoints Naran U. Burchinow, Tamara S. Sparks, and Matthew C. Anderson, and each of them individually, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote all of the shares of stock of THE ANDERSONS, INC. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 AM, EDT on 5/6/2011, at the THE ANDERSONS, INC., GENERAL OFFICE BUILDING 480 W. DUSSEL DRIVE MAUMEE OHIO 43537, and any adjournment or postponement thereof, as designated on the reverse side of this proxy card and, in their discretion, upon such other business as may properly come before the meeting.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on May 6, 2011.

THE ANDERSONS, INC.
THE ANDERSONS, INC.
PO BOX 119
ATTN: MARY SCHROEDER
MAUMEE, OH 43537

Meeting Information
Meeting Type:     Annual Meeting
For holders as of:   March 9, 2011
Date:   May 6, 2011   Time:   8:00 AM EDT

Location:	THE ANDERSONS, INC. GENERAL OFFICE BUILDING 480 W. DUSSEL DRIVE MAUMEE, OHIO 43537
You are receiving this communication because you hold shares in the above named company.
This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).
We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

—  Before You Vote  —
How to Access the Proxy Materials
Proxy Materials Available to VIEW or RECEIVE:
1. NOTICE AND PROXY STATEMENT         2. ANNUAL REPORT          3. FORM 10-K
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Have the information that is printed in the box marked by the arrow →   xxxx xxxx xxxx   (located on the following page) and visit: www.proxyvote.com.
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Voting Items

The Board of Directors recommends you vote
FOR the following:
1.	Election of Directors

Nominees
01)	Michael J. Anderson	06)	Donald L. Mennel
02)	Gerard M. Anderson	07)	David L. Nichols
03)	Catherine M. Kilbane	08)	John T. Stout, Jr.
04)	Robert J. King, Jr.	09)	Jacqueline F. Woods
05)	Ross W. Manire

The Board of Directors recommends you vote FOR proposals 2 and 3:

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year ending December 31, 2011.

3.	An advisory vote approving the named executive officer compensation, and resolution, provided in the proxy.

The Board of Directors recommends you vote 1 YEAR on the following:

4.	An advisory vote on the frequency of shareholder votes on executive compensation.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.